UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549-1004



                                   FORM 8 - K
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




       Date of Report (Date of earliest event reported): December 10, 1999




                               PITNEY BOWES INC.





                         Commission File Number: 1-3579





    State of Incorporation                  IRS Employer Identification No.
           Delaware                                 06-0495050










                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5. - Other Events.

On June 30, 1999, the company committed itself to a formal plan to dispose of Atlantic Mortgage & Investment Corporation (AMIC), a wholly owned subsidiary of the company, in a manner that maximizes long-term shareholder value. Accordingly, operating results of AMIC have been segregated and reported as discontinued operations in the Consolidated Statements of Income for the quarters and six months ended June 30, 1999 and 1998. Net assets of discontinued operations have also been separately classified in the Consolidated Balance Sheet at June 30, 1999, as filed in the company's Quarterly Report on Form 10-Q, on August 13, 1999.

Pursuant to the treatment of AMIC as discontinued operations as of June 30, 1999, the company is restating Items 1,2,6,7,8,14(a)(2) and Exhibits (12) and
(27) of Item 14 in its Annual Report on Form 10-K for the year ended December 31, 1998. The Company is also restating Items 1 and 2, and Exhibits (12) and
(27) of Item 6 in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

These items are included herein as Exhibits and are incorporated by reference into this Item 5 and the foregoing description of such documents is qualified in its entirety by reference to such Exhibits.

The information included in this Form 8-K should be read in conjunction with the company's 1998 Annual Report to Stockholders on Form 10-K and the company's Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 1999.

Item 7. - Financial Statements and Exhibits

c. Exhibits.
The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

   Exhibit                            Description
   -------    ------------------------------------------------------------------

  (23)        Consent of Independent Accountants

  (99.01) Item 1 of Form 10-K for the year ended December 31, 1998, restated for the treatment of AMIC as discontinued operations.

  (99.02) Item 2 of Form 10-K for the year ended December 31, 1998, restated for the treatment of AMIC as discontinued operations.

  (99.03) Item 6 of Form 10-K for the year ended December 31, 1998, restated for the treatment of AMIC as discontinued operations.

  (99.04) Item 7 of Form 10-K for the year ended December 31, 1998, restated for the treatment of AMIC as discontinued operations.

  (99.05) Item 8 of Form 10-K for the year ended December 31, 1998, restated for the treatment of AMIC as discontinued operations.

  (99.06) Item 14(a)(2) of Form 10-K for the year ended December 31, 1998 - Financial Statement Schedule II, Valuation and Qualifying Accounts and Reserves, and Report of Independent Accountants on Financial Statement Schedule, restated for the treatment of AMIC as discontinued operations.

  (99.07) Exhibit (12) of Item 14 of Form 10-K for the year ended December 31, 1998, restated for the treatment of AMIC as discontinued operations.

  (99.08) Item 1 of Form 10-Q for the quarter ended March 31, 1999, restated for the treatment of AMIC as discontinued operations.

   Exhibit                            Description
   -------    ------------------------------------------------------------------

  (99.09) Item 2 of Form 10-Q for the quarter ended March 31, 1999, restated for the treatment of AMIC as discontinued operations.

  (99.10) Exhibit (12) of Item 6 of Form 10-Q for the quarter ended March 31, 1999, restated for the treatment of AMIC as discontinued operations.

  (99.11) Exhibit (27) of Item 14 of Form 10-K for the year ended December 31, 1998, restated for the treatment of AMIC as discontinued operations.

  (99.12) Exhibit (27) of Item 6 of Form 10-Q for the quarter ended March 31, 1999, restated for the treatment of AMIC as discontinued operations.

                                   Signatures
                                   ----------



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                PITNEY BOWES INC.




December 10, 1999




                                /s/ M. L. Reichenstein
                                -------------------------------
                                M. L. Reichenstein
                                Vice President and Chief Financial Officer
                                (Principal Financial Officer)



                                /s/ A. F. Henock
                                -------------------------------
                                A. F. Henock
                                Vice President - Controller
                                and Chief Tax Counsel
                                (Principal Accounting Officer)

Page 5
Exhibit (23)
-----------

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on:

        Form                              Reference

        Form S-8                          No. 33-5291

        Form S-8                          No. 33-4549

        Form S-8                          No. 33-22238

        Form S-8                          No. 33-5765

        Form S-8                          No. 33-41182

        Form S-8                          No. 333-66735

        Form S-3                          No. 33-5289

        Form S-3                          No. 33-5290

        Form S-3                          No. 33-18280

        Form S-3                          No. 33-25730

        Form S-3                          No. 33-21723

        Form S-3                          No. 33-27244

        Form S-3                          No. 33-33948

        Form S-3                          No. 333-51281

of Pitney Bowes Inc. of our report, which appears on page 59, dated January 21, 1999, except as to Notes 10,11,13,15 and 17 which are as of July 20, 1999, relating to the financial statements in this Current Report on Form 8-K. We also consent to the incorporation by reference of our report, which appears on page 61, dated January 21, 1999, except as to Notes 10,11,13,15 and 17 which are as of July 20, 1999, relating to the financial statement schedule in this Current Report on Form 8-K.



PricewaterhouseCoopers LLP



Stamford, Connecticut
December 10, 1999

Page 6
Exhibit (99.01)
---------------
PART I
------

Item 1.  Business
         --------

Pitney Bowes Inc. and its subsidiaries (the company) operate in three reportable segments: Mailing and Integrated Logistics, Office Solutions, and Capital
Services. The company operates in the United States and outside the U.S. Financial information concerning revenue, operating profit and identifiable assets by reportable segment and geographic area appears on pages 53 to 55 of this Form 8-K.

Mailing and  Integrated  Logistics.
-----------------------------------
Mailing and Integrated Logistics includes revenues from the sale and financing of mailing equipment, related supplies and services, and the rental of postage meters. Products are sold, rented or financed by the company, while supplies and services are sold. Some of the company's products are sold through dealers outside the U.S.

Products include postage meters, mailing machines, address hygiene software, manifest systems, letter and parcel scales, mail openers, mailroom furniture, folders, and paper handling and shipping equipment.

Office Solutions.
-----------------
Office Solutions includes revenues from the sale, financing, rental and service of reprographic and facsimile equipment including related supplies, and facilities management services which provides reprographic business support, and other processing functions. Products are sold, rented or financed by the company, while supplies and services are sold.

Facilities management services are provided by the company's Pitney Bowes Management Services, Inc. subsidiary (P.B.M.S.). P.B.M.S. provides customers with a variety of business support services to manage copy, reprographic and mail centers, facsimile, electronic printing and imaging services, and records management. P.B.M.S. is a major provider of on- and off-site services which help customers manage the creation, processing, storage, retrieval, distribution and tracking of documents and messages in both paper and digital form.

The financial services operations provide lease financing for the company's products (for both the Mailing and Integrated Logistics and Office Solutions segments) in the U.S., Canada, the United Kingdom, Germany, France, Norway, Ireland, Australia, Austria, Switzerland and Sweden. Consolidated financial services operations financed 38 percent of consolidated sales from continuing operations in 1998, 36 percent in 1997, and 39 percent in 1996. Consolidated financial services operations financed approximately 77 percent of leasable sales in 1998, 1997 and 1996.

Capital Services.
-----------------
Capital Services provides large-ticket financing and fee-based programs covering a broad range of products and other financial services to the commercial and industrial markets in the U.S.

Products financed include both commercial and non-commercial aircraft, over-the-road trucks and trailers, locomotives, railcars, rail and bus facilities and high-technology equipment such as data processing and communications equipment. The finance operations have also participated, on a select basis, in certain other types of financial transactions including: sales of lease transactions, senior secured loans in connection with acquisitions, leveraged buyout and recapitalization financings and certain project financings.

As part of the company's strategy to reduce the capital committed to asset-based financing, while increasing fee-based income, the company sold its broker-oriented small-ticket leasing business to General Electric Capital Corporation (GECC), a subsidiary of General Electric Company on October 30, 1998. As part of the sale, the operations, employees and substantially all the assets of Colonial Pacific Leasing Corporation (CPLC) were transferred to GECC. The company received $790 million at closing, which approximates the book value of the net assets sold or otherwise disposed of and related transaction costs. The transaction is subject to post-closing adjustments. Operating results of CPLC have been reported separately as discontinued operations in the Consolidated Statements of Income.

On June 30, 1999, the company committed itself to a formal plan to dispose of Atlantic Mortgage & Investment Corporation (AMIC), a wholly owned subsidiary of the company, in a manner that maximizes long-term shareholder value. Operating results of AMIC have been segregated and reported separately as discontinued operations in the Consolidated Statements of Income.

Support Services.
-----------------
The company maintains extensive field service organizations in the U.S. and certain other countries to provide support services to customers who have rented, leased or purchased equipment. Such support services, provided primarily on the basis of annual maintenance contracts, accounted for approximately 13 percent of revenue in 1998, 1997 and 1996.

Marketing.
----------
The company's products and services are marketed through an extensive network of offices in the U.S. and through a number of subsidiaries and independent distributors and dealers in many countries throughout the world as well as through direct marketing and outbound telemarketing. The company sells to a variety of businesses, governmental, institutional and other organizations. It has a broad base of customers, and is not dependent upon any one customer or type of customer for a significant part of its business. The company does not have significant backlog or seasonality relating to its businesses.

Operations Outside the United States.
-------------------------------------
The  company's  manufacturing  operations  outside  the U.S.  are in the  United
Kingdom.

Competition.
------------
The company has historically been a leading supplier of certain products and services in its business segments, particularly postage meters and mailing machines. However, all segments have strong competition from a number of companies. In particular, it is facing competition in many countries for new placements from several postage meter and mailing machine suppliers, and its mailing systems products face competition from products and services offered as alternative means of message communications. P.B.M.S., a major provider of business support services to the corporate, financial services, and professional services markets, competes against national, regional and local firms specializing in facilities management. The company believes that its long experience and reputation for product quality, and its sales and support service organizations are important factors in influencing customer choices with respect to its products and services.

The financing business is highly competitive with aggressive rate competition. Leasing companies, commercial finance companies, commercial banks and other financial institutions compete, in varying degrees, in the several markets in which the finance operations do business and range from very large, diversified financial institutions to many small, specialized firms. In view of the market fragmentation and absence of any dominant competitors which result from such competition, it is not possible to provide a meaningful description of the finance operations' competitive position in these markets.

Research  and  Development/Patents.
-----------------------------------
The company has research and development programs that are directed towards developing new products and service methods. Expenditures on research and development totaled $100.8 million, $89.5 million, and $81.7 million in 1998, 1997 and 1996, respectively.

As a result of its research and development efforts, the company has been awarded a number of patents with respect to several of its existing and planned products. However, the company believes its businesses are not materially dependent on any one patent or any group of related patents. The company also believes its businesses are not materially dependent on any one license or any group of related licenses.

Material  Supplies.
-------------------
The company believes it has adequate sources for most parts and materials for the products it manufactures. However, products manufactured by the company rely to an increasing extent on microelectronic components, and temporary shortages of these components have occurred from time to time due to the demands by many users of such components.

The company purchases copiers, facsimile equipment and scales primarily from Japanese suppliers. The company believes that it has adequate sources available to it for the foreseeable future for such products.

Environmental  Regulation.
--------------------------
The company is subject to federal, state and local laws and regulations relating to the environment and is currently named as a member of various groups of potentially responsible parties in administrative or court proceedings. As we previously announced, in 1996 the Environmental Protection Agency (EPA) issued an administrative order directing the company to be part of a soil cleanup program at the Sarney Farm site in Amenia, New York. The site was operated as a landfill between the years 1968 and 1970 by parties unrelated to the company, and wastes from a number of industrial sources were disposed of there. The company does not concede liability for the condition of the site, but is working with the EPA to identify, and then seek reimbursement from, other potentially responsible parties. The company estimates the total cost of our remediation effort to be in the range of $3 million to $5 million for the soil remediation program.

The administrative and court proceedings referred to above are in different states. It is impossible to estimate with any certainty the total cost of remediating, the timing or extent of remedial actions which may be required by governmental authorities, or the amount of liability, if any. If and when it is possible to make a reasonable estimate of the liability in any of these matters, a financial provision will be made as appropriate. Based on the facts presently known, the company believes that the outcome of any current proceeding will not have a material adverse effect on its financial condition or results of operations.

Regulatory  Matters.
--------------------
In May 1996, the U.S.P.S. issued a proposed schedule for the phaseout of mechanical meters in the U.S. Between May 1996 and March 1997, the company worked with the U.S.P.S. to negotiate a revised mechanical meter migration schedule. The final schedule agreed to with the U.S.P.S. is as follows:

o As of June 1, 1996, new placements of mechanical meters would no longer be permitted; replacements of mechanical meters previously licensed to customers would be permitted prior to the applicable suspension date for that category of mechanical meter.

o As of March 1, 1997, use of mechanical meters by persons or firms who process mail for a fee would be suspended and would have to be removed from service.

o As of December 31, 1998, use of mechanical meters that interface with mail machines or processors ("systems meters") would be suspended and would have to be removed from service.

o As of March 1, 1999, use of all other mechanical meters ("stand-alone meters") would be suspended and have to be removed from service.

As a result of the company's aggressive efforts to meet the U.S.P.S. mechanical meter migration schedule combined with the company's ongoing and continuing investment in advanced postage evidencing technologies, mechanical meters represent less than 10% of the company's installed U.S. meter base at December 31, 1998, compared with 25% at December 31, 1997. At December 31, 1998, over 90% of the company's installed U.S. meter base was electronic or digital, compared to 75% at December 31, 1997. The company continues to work in close cooperation with the U.S.P.S., to convert those mechanical meter customers who have not migrated to digital or electronic meters by the applicable U.S.P.S. deadline.

In May 1995, the U.S.P.S. publicly announced its concept of its Information Based Indicia Program (IBIP) for future postage evidencing devices. As initially stated by the U.S.P.S., the purpose of the program was to develop a new standard for future digital postage evidencing devices which significantly enhanced postal revenue security and supported expanded U.S.P.S. value-added services to mailers. The program would consist of the development of four separate specifications:

o the Indicium specification - the technical specifications for the indicium to be printed

o a Postal Security Device specification - the technical specification for the device that would contain the accounting and security features of the system

o   a Host specification

o   a Vendor Infrastructure specification

In July 1996, the U.S.P.S. published for public comment draft specifications for the Indicium, Postal Security Device and Host specifications. The company submitted extensive comments to these four specifications. In March 1997, the U.S.P.S. published for public comment the Vendor Infrastructure specification.

In August 1998, the U.S.P.S.  published for public  comment a  consolidated  and revised set of IBIP specifications entitled "Performance Criteria for Information Based Indicia and Security Architecture for IBI Postage Metering Systems" (the IBI Performance Criteria). The IBI Performance Criteria consolidated the four aforementioned IBIP specifications and incorporated many of the comments previously submitted by the company. The company submitted comments to the IBI Performance Criteria on November 30, 1998.

As of December 31, 1998, the company is in the process of finalizing the development of a PC product which satisfies the proposed IBI Performance Criteria. This product is currently undergoing beta testing and is expected to be ready for market upon final approval from the U.S.P.S.

Employee  Relations.
--------------------
At December 31, 1998, 26,362 persons were employed by the company in the U.S. and 4,507 outside the U.S. Employee relations are considered to be satisfactory. The majority of employees are not represented by any labor union. Management follows the policy of keeping employees informed of its decisions, and encourages and implements employee suggestions whenever practicable.

Exhibit (99.02)
---------------

Item 2.  Properties
         ----------

The company's World Headquarters and certain other office and manufacturing facilities are located in Stamford, Connecticut. Additional office facilities are located in Shelton, Connecticut. The company maintains research and development operations at a corporate engineering and technology center in Shelton, Connecticut. A sales and service training center is located near Atlanta, Georgia. The company believes that its current manufacturing, administrative and sales office properties are adequate for the needs of all of its operations.

Mailing and Integrated Logistics.
---------------------------------
Mailing and Integrated Logistics products are manufactured in a number of plants principally in Connecticut, as well as in Harlow, England. Most of these facilities are owned by the company. At December 31, 1998, there were 135 sales, support services, and finance offices; substantially all of which are leased, located throughout the U.S. and in a number of other countries.

Office Solutions.
-----------------
The company's copier and facsimile systems businesses are both headquartered in Trumbull, Connecticut. The company's facilities management subsidiary is headquartered in Stamford, Connecticut and leases 29 facilities located throughout the U.S., as well as in Toronto, Ontario, Canada, and London, England.

Executive and administrative offices of the financing operations (for both the Mailing and Integrated Logistics and Office Solutions segments) within the U.S. are located in Shelton, Connecticut. Offices of the financing operations outside the U.S. are maintained in Mississauga, Ontario, Canada; London, England; Heppenheim, Germany; Paris, France; Oslo, Norway; Dublin, Ireland; French's Forest, Australia; Vienna, Austria; Effretikon, Switzerland; and Stockholm, Sweden.

Capital  Services.
------------------
Pitney Bowes Credit Corporation leases an executive and administrative office in Shelton, Connecticut, which is owned by Pitney Bowes Inc. There are ten leased regional and district sales offices located throughout the U.S.




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Page 11

Exhibit (99.03)
--------------
Item 6. - Summary of Selected Financial Data
(Dollars in thousands, except per share data)

                                                            Years ended December 31
                                          -----------------------------------------------------------------------
                                                1998           1997           1996           1995            1994
-----------------------------------------------------------------------------------------------------------------

Total revenue                             $4,090,915    $3,846,767      $3,642,564     $3,389,153      $3,151,885
Costs and expenses                         3,266,311     3,098,342       3,001,805      2,801,589       2,635,819
Nonrecurring items, net                            -             -               -              -         (25,366)
                                          ----------    ----------      ----------     ----------      ----------

Income from continuing operations
  before income taxes                        824,604       748,425         640,759        587,564         541,432
Provision for income taxes                   282,092       256,073         198,230        200,192         208,131
                                          ----------    ----------      ----------     ----------      ----------

Income from continuing operations            542,512       492,352         442,529        387,372         333,301
Discontinued operations                       33,882        33,675          26,884        195,768          60,290
Effect of accounting changes                       -             -               -              -        (119,532)
                                          ----------    ----------      ----------     ----------      ----------
Net income                                $  576,394    $  526,027      $  469,413     $  583,140      $  274,059
                                          ==========    ==========      ==========     ==========      ==========

Basic earnings per share:
  Continuing operations                        $1.98         $1.70           $1.48          $1.28           $1.07
  Discontinued operations                        .12           .12             .09            .65             .19
  Effect of accounting changes                     -             -               -             -             (.38)
                                         -----------    ----------      ----------     ----------      ----------
  Net income                                   $2.10         $1.82           $1.57          $1.93           $ .88
                                         ===========    ==========      ==========     ==========      ==========

Diluted earnings per share:
  Continuing operations                        $1.94         $1.68           $1.47          $1.27           $1.06
  Discontinued operations                        .12           .12             .09            .64             .19
  Effect of accounting changes                     -             -               -              -            (.38)
                                         -----------    ----------       ---------     ----------     -----------
  Net income                                   $2.06         $1.80           $1.56          $1.91           $ .87
                                         ===========    ==========       =========     ==========     ===========

Total dividends on common, preference
  and preferred stock                       $247,484      $231,392        $206,115       $181,657        $162,714

Dividends per share of common stock             $.90          $.80            $.69           $.60            $.52
Average common and potential common
 shares outstanding                      279,656,603   292,517,116     301,303,356    304,739,952     315,485,784


Balance sheet at December 31
Total assets                              $7,661,039    $7,893,389      $8,155,722     $7,844,648      $7,399,720
Long-term debt                            $1,712,937    $1,068,395      $1,300,434     $1,048,515        $779,217
Capital lease obligations                     $8,384       $10,142         $12,631        $14,241         $23,147
Stockholders' equity                      $1,648,002    $1,872,577      $2,239,046     $2,071,100      $1,745,069
Book value per common share                    $6.09         $6.69           $7.56          $6.90           $5.76


Ratios
Profit margin-continuing operations:
  Pretax earnings                               20.2%         19.5%          17.6%          17.3%            17.2%
  After-tax earnings                            13.3%         12.8%          12.1%          11.4%            10.6%
Return on stockholders' equity -
  before accounting changes                     35.0%         28.1%          21.0%          28.2%            22.6%
Debt to total capital                           66.6%         64.2%          60.5%          62.2%            66.3%

Other
Common stockholders of record                 32,210        31,092          32,258         32,859          31,226
Total employees                               30,869        29,368          28,160         27,366          32,507
Postage meters in service in the U.S.,
  U.K. and Canada                          1,586,783     1,561,668       1,494,157      1,517,806       1,480,692

See notes, pages 29 through 58

Page 12
Exhibit (99.04)
---------------
Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations
Year ended December 31, 1998

Overview
Pitney Bowes Inc. (the company) continues to build on the core activities that support its strong competitive position. We concentrate on products and services that enable us to be the provider of informed mail and messaging management.

The company operates in three reportable segments: Mailing and Integrated Logistics, Office Solutions and Capital Services.

Mailing and Integrated Logistics includes revenues from the sale and financing of mailing equipment, related supplies and services, and the rental of postage meters. Office Solutions includes revenues from the sale, financing, rental and service of reprographic and facsimile equipment including related supplies, and facilities management services which provides reprographic business support, and other processing functions. Capital Services provides large-ticket financing and fee-based programs covering a broad range of products and other financial services to the commercial and industrial markets in the U.S.

On June 30, 1999, the company committed itself to a formal plan to dispose of Atlantic Mortgage & Investment Corporation (AMIC), a wholly owned subsidiary of the company, in a manner that maximizes long-term shareholder value. Accordingly, operating results of AMIC have been segregated and reported as discontinued operations in the Consolidated Statements of Income. See Note 13 to the consolidated financial statements.

As part of the company's strategy to reduce the capital committed to asset-based financing, while increasing fee-based income, the company sold its broker-oriented small-ticket leasing business to General Electric Capital Corporation (GECC), a subsidiary of General Electric Company. As part of the sale, the operations, employees and substantially all the assets of Colonial Pacific Leasing Corporation (CPLC) were transferred to GECC. The company received $790 million at closing, which approximates the book value of the net assets sold or otherwise disposed of and related transaction costs. The transaction is subject to post-closing adjustments. Operating results of CPLC have been reported separately as discontinued operations in the Consolidated Statements of Income. See Note 13 to the consolidated financial statements.

Results of Continuing Operations 1998 Compared to 1997
In 1998, revenue increased 6%, operating profit grew 15%, income from continuing operations grew 10% and diluted earnings per share from continuing operations increased 15% to $1.94 compared with $1.68 for 1997.

Revenue
(Dollars in millions)         1998           1997         % change
------------------------------------------------------------------

Mailing and
 Integrated Logistics       $2,707         $2,552               6%

Office Solutions             1,216          1,089              12%

Capital Services               168            206             (18%)
------------------------------------------------------------------
                            $4,091         $3,847               6%
==================================================================

The revenue increase came from growth in the Mailing and Integrated Logistics and Office Solutions segments of 6% and 12%, respectively, over 1997. Volume increases in our U.S. Mailing Systems, Production Mail, U.S. Copier Systems, Facsimile Systems, and facilities management businesses were the principal cause of the revenue growth. The impact of prices and exchange rates was minimal. The revenue increase was partially offset by an 18% decline in revenue in the Capital Services segment due to our strategy to reduce our external assets and shift to more fee-based revenue streams.

Approximately 75% of our total revenue in 1998 and 1997 is recurring revenue, which we believe is a continuing good indicator of potential repeat business.

Operating profit
(Dollars in millions)              1998          1997     % change
------------------------------------------------------------------

Mailing and
 Integrated Logistics              $660          $582          13%

Office Solutions                    235           197          19%

Capital Services                     52            48           7%
------------------------------------------------------------------

                                   $947          $827          15%
==================================================================

Operating profit grew 15% over the prior year compared with growth of 17% in 1997, continuing to reflect our strong emphasis on reducing costs and controlling operating expenses in all our businesses. Another measure of our success in controlling costs and expenses in 1998 and 1997 was that growth in operating profit continued to significantly outpace revenue growth. Operating profit grew 13% in the Mailing and Integrated Logistics segment, 19% in the Office Solutions segment and 7% in the Capital Services segment.

The operating profit growth in the Mailing and Integrated Logistics segment came from strong performances by U.S. Mailing Systems, International Mailing, Production Mail and related financing. Strong operating performances by our Facsimile Systems, U.S. Copier Systems and facilities management businesses drove the operating profit growth in the Office Solutions segment.

Sales revenue increased 9% in 1998 due mainly to strong sales growth in our U.S. Mailing Systems, U.S. Copier Systems, Facsimile Systems and facilities management businesses. The increase in U.S. Mailing Systems was due to the continuing shift to advanced technologies and feature-rich products in the large, medium and entry level mailing machines and in weighing scales. Sales of consumable supplies used in our digital products also had strong growth. Sales growth in our Software Solutions business was driven by strong sales of logistics and print management software. Copier sales growth was driven by our new Smart Image(TM) Plus line of products in the high-end segment plus increased product offerings of digital and color models. Copier supply sales were also higher. For the second consecutive year, Buyers Laboratory has named our copiers as the "Most Outstanding Copier Line," with eight copiers being called "outstanding" in their respective class. The award recognizes reliability, copy quality and ease of use, all factors critical to customer satisfaction. Facsimile supply sales in the U.S. and equipment sales in the U.K. and Canada drove sales growth in the Facsimile Systems business. Increases in contract base and increases in value added services to the existing contract base accounted for the growth in our facilities management business. In total, Financial Services financed 38% and 36% of all sales in 1998 and 1997, respectively. This increase was achieved despite the impact of the increased sales revenue from our facilities management business, which does not use traditional financing services used by our other businesses.

Rentals and financing revenue increased 3% in 1998. Rentals revenue grew 6% driven by growth in the U.S. and the U.K. mailing markets due to the continuing shift to electronic and digital meters. In the U.S., the growth came primarily from continuing placement of the digital desktop Personal Post Office(TM) meter, which is available through various distribution channels such as telemarketing, the Internet and selected retail outlets specializing in business supplies. At the end of 1998, electronic and digital meters represent over 90% of our U.S. meter base, with digital meters representing 35% of all meters in service in the U.S. The company no longer places mechanical meters, which is in line with U.S. Postal Service (USPS) guidelines; such meters are now less than 10% of our U.S. meter population. The growth in U.K. rentals revenue was due to the introduction of the Personal Post Office(TM) meter in that market.

Contribution to rental revenue growth also came from our U.S. and U.K. facsimile markets, driven by an increased rental base of the 33.6 kbps systems such as the 9920 and 9930 models in the U.S.

Financing revenue was flat. Revenue increases came from increased volume of leases of the company's products and from new product offerings such as Purchase PowerSM, Business RewardsSM and Postal PrivilegeSM. The increase was offset by reduced revenues from the large-ticket external financing business due to asset dispositions in 1998 and prior years in accordance with our strategy.

Support services revenue increased 7% in 1998. U.S. Mailing had increased support service revenue from a larger population of extended maintenance contracts, despite competitive pricing pressures; chargeable service calls were also higher. Production Mail had double-digit growth in support services revenue as their service contract base and on-site contracts increased. U.S. Copier Systems and most of our international mailing units, excluding currency impacts, had increased support services revenue.

Cost of sales
(Dollars in millions)                   1998           1997       % change
--------------------------------------------------------------------------
                                      $1,146         $1,082             6%

Percentage of sales revenue             57.5%          59.0%

The cost of sales ratio, cost of sales expressed as a percentage of sales revenue, improved for the second consecutive year. The significant improvement in this ratio was achieved principally due to lower product costs, the increased sale of higher margin supplies in our mailing, copier and facsimile businesses and the impact of strategic sourcing initiatives in the U.S. and Europe. The improvement was achieved despite the offsetting effect of increased revenue and costs of the lower-margin facilities management business, where most of its expenses are in cost of sales.

Cost of rentals and financing
(Dollars in millions)                   1998           1997      % change
-------------------------------------------------------------------------
                                        $419           $401            4%

Percentage of rentals
 and financing revenue                  26.5%          26.2%

Cost of rentals and financing, as a percentage of rentals and financing revenue, increased slightly. While the cost of rentals was essentially flat with 1997, the cost of financing increased due to lower revenues in the Capital Services segment, reflecting the company's continued focus to reposition this business.

Selling, service and administrative expenses were 35% of revenue in 1998 compared with 36% in 1997. Continued emphasis on controlling expense growth while growing revenues resulted in an improvement in this ratio. This was the sixth consecutive year of improvement in our selling, service and administrative cost to revenue ratio, excluding a charge in 1996 to exit the copier business in Australia. The company is in the process of an enterprise-wide resource planning initiative and has incurred expenses to comply with Year 2000 systems issues, which have partially offset the improvement in this ratio.

Research and development expenses
(Dollars in millions)                   1998          1997       % change
-------------------------------------------------------------------------

                                        $101         $ 89             13%

Research and development expenses increased 13% in 1998 to $101 million reflecting continued investment in developing new technologies and enhancing features for all our products. The 1998 increase represents expenditures for new digital meters and metering technology, inserting equipment, developing advanced features for production mail equipment, high volume mail sorting equipment and digital delivery technologies.

Net interest expense
(Dollars in millions)               1998          1997           % change
-------------------------------------------------------------------------

                                    $157          $158                (1%)

Net interest expense decreased due to lower interest rates and higher interest income, offset in part by higher average borrowings during 1998 compared to 1997. Lower interest expense resulting from utilizing the proceeds from prior year asset sales in our Capital Services segment and the sale of the broker-oriented small-ticket external financing business in 1998, was offset by interest expense on borrowings to fund the continuing stock repurchase program. Our variable and fixed debt mix, after adjusting for the effect of interest rate swaps, was 32% and 68% at December 31, 1998.

Effective tax rate
               1998          1997
---------------------------------

               34.2%         34.2%

The effective tax rate of 34.2% in 1998 reflects continued tax benefits from leasing and financing activities and lower taxes attributable to international sourced income. This rate was essentially flat with prior year.

Income from continuing operations and diluted earnings per share from continuing operations increased 10% and 15%, respectively, in 1998. The reason for the increase in diluted earnings per share outpacing the increase in income from continuing operations was the company's share repurchase program, under which 11 million shares, 4% of the average common and potential common shares outstanding at the end of 1997, were repurchased in 1998. Income from continuing operations as a percentage of revenue increased to 13.3% in 1998 from 12.8% in 1997.

Results of Continuing Operations 1997 Compared to 1996
In 1997, revenue increased 6%, operating profit grew 17%, income from continuing operations grew 11% and diluted earnings per share from continuing operations increased 15% to $1.68 compared with $1.47 for 1996. Revenue growth was 8%, after adjusting for the impacts of strategic actions in Australia, asset sale activity and the strategic shift of the external large-ticket business to more fee-based income sources.

Revenue
(Dollars in millions)                   1997          1996      % change
------------------------------------------------------------------------

Mailing and
 Integrated Logistics                 $2,552        $2,402            6%

Office Solutions                       1,089           983           11%

Capital Services                         206           258          (20%)
------------------------------------------------------------------------

                                      $3,847        $3,643            6%
========================================================================

The revenue increase came from growth in the Mailing and Integrated Logistics and Office Solutions segments of 6% and 11%, respectively, over 1996. Volume increases in our U.S. Mailing Systems, Production Mail, U.S. Copier Systems, Facsimile Systems and facilities management businesses were the principal cause of the revenue growth. The impact of prices and exchange rates was minimal. The revenue increase was partially offset by a 20% decline in revenue in the Capital Services segment due to our strategy to reduce our external assets and shift to more fee-based revenue streams. The reduction of Capital Services assets included the effect of the agreement with GATX Capital, more fully discussed under Other Matters. Excluding the impact of planned asset sales, revenue in the Capital Services segment would have declined by 12%.

Approximately 75% of our total revenue in 1997 and 1996 is recurring revenue, which we believe is a good indicator of potential repeat business.

Operating profit
(Dollars in millions)              1997          1996           % change
-------------------------------------------------------------------------

Mailing and
 Integrated Logistics              $582          $474                 23%

Office Solutions                    197           172                 15%

Capital Services                     48            60                (21%)
-------------------------------------------------------------------------

                                   $827          $706                 17%
=========================================================================

Operating profit grew 17% over the prior year, continuing to reflect our strong emphasis on reducing costs and controlling operating expenses in all our businesses. Another measure of our success in controlling costs and expenses in 1997 and 1996 was that growth in operating profit continued to significantly outpace revenue growth, excluding the 1996 charge for exiting the Australian copier business. Operating profit grew 23% in the Mailing and Integrated Logistics segment, 15% in the Office Solutions segment and declined 21% in the Capital Services segment. Excluding the 1996 charge for exiting the Australian copier business, operating profit growth would have been 13%, with the Mailing and Integrated Logistics segment operating profit growth at 15%.

The operating profit growth in the Mailing and Integrated Logistics and Office Solutions segments came from strong performances by U.S. Mailing Systems,
Facsimile  Systems and U.S. Copier  Systems.  In the Capital  Services  segment, operating profit declined due to a planned reduction in the company's large-ticket external portfolio. Operating profit in this segment included the impacts of a charge for costs and asset valuation related to the agreement announced in August 1997 with GATX Capital (see Other Matters) and external large-ticket asset sales in 1996. Excluding these items, operating profit in the Capital Services segment would have increased 10%.

Sales revenue increased 9% in 1997 due mainly to strong equipment sales in U.S. Mailing Systems and U.S. Copier Systems, higher supplies revenue at Facsimile Systems and increased sales of the facilities management business. The increase in U.S. Mailing Systems' revenue is due mainly to customers' conversion to more advanced technologies, with feature-rich products and services driven by meter migration (see Regulatory Matters). The increase in U.S. Copier Systems was due to solid equipment sales paced by the introduction of six new products, the phased rollout of the color and digital copier systems and the introduction of the Smart Image(TM) RIP controllers that allow a color copier to function as a high-quality color printer. Buyers Laboratory named the Pitney Bowes copier line as "Line of the Year," with a record seven Pitney Bowes copiers named "Picks of the Year," the most by any copier vendor in the history of the award. The award is based on factors that are critical to customer productivity, satisfaction and value such as reliability, copy quality and ease of use. Facsimile Systems' sales revenue increased due to higher supplies revenue resulting from strong demand for plain paper cartridges. Increased sales of the facilities management business were due primarily to the continued expansion of our commercial contract base. In total, Financial Services financed 36% and 39% of all sales in 1997 and 1996, respectively. This decrease is due mainly to the impact of increased sales revenue from our facilities management business, which does not use traditional financing services used by our other businesses.

Rentals and financing revenue increased 2% from 1996. Rentals revenue increased 5% from 1996 due mainly to rapid growth in the base of electronic and digital meters. This resulted from the conversion of U.S. Mailing Systems' customers to more advanced technology and new distribution channels such as the availability of the digital desktop Personal Post Office(TM) meter via the Internet and selected retail outlets specializing in business supplies. By the end of 1997, 75% of the company's U.S. meter base was made up of electronic and digital meters, with approximately 25% made up of advanced technology digital meters. Rentals revenue in 1997 no longer included the administrative revenue associated with the trust fund, because the USPS took control of the fund in 1996.

Double-digit contributions to rentals revenue growth came from our U.S. and U.K. facsimile businesses, driven by an increased rental base of advanced products introduced in 1997, such as model 9830, selected as the "Best Plain Paper Fax Machine" by the American Facsimile Association, and model 9910.

Financing revenue, adjusted for planned asset sales, grew 2% in 1997 on increased volume of leases of Pitney Bowes products and new product offerings such as Purchase PowerSM. Including the impact of asset sales, which generated more revenues in 1996 than in 1997, financing revenue decreased 2% in 1997.

Support services revenue in 1996 included service revenue from the Australian copier business. Adjusting for this discontinued revenue, support services would have increased 5%, led by healthy increases in on-site service contracts at Production Mail and chargeable service calls in the U.K. U.S. Mailing Systems, U.S. Copier Systems and Software Solutions also contributed to the growth. Without adjusting for the discontinued Australian revenue, support services revenue increased 4%.

Cost of sales
(Dollars in millions)                 1997           1996        % change
-------------------------------------------------------------------------

                                    $1,082         $1,025              5%

Percentage of
 sales revenue                        59.0%          61.2%

Cost of sales decreased to 59% of sales revenue in 1997 compared to 61% in 1996. This improvement was driven by lower product costs, increased sales of high margin supplies and the effect of a stronger dollar on equipment purchases. The improvement was achieved despite the offsetting effect of increased revenue and costs of the lower-margin facilities management business, where most of its expenses are included in cost of sales.

Cost of rentals and financing
(Dollars in millions)                 1997           1996        % change
-------------------------------------------------------------------------

                                      $401           $395              2%

Percentage of rentals
 and financing revenue                26.2%          26.3%

Cost of rentals and financing remained flat at 26% of related revenues for 1997. This ratio remained unchanged despite the lower costs in 1996 as a result of not placing mechanical meters and the additional depreciation expense in 1997 from increased placements of electronic and digital meters. Cost of rentals and financing in 1997 also includes the charge for costs and asset valuation related to the agreement with GATX Capital (see Other Matters).

Selling,  service  and  administrative  expenses  were  36% of  revenue  in 1997 compared with 37% in 1996. The ratio in 1996 included the impact of a $30 million charge resulting from the company's decision to exit the Australian copier business. Excluding this charge, the ratio in 1996 would have been 36%. Improvement in this ratio is due primarily to our continued emphasis on controlling operating expenses while growing revenue. This was our fifth consecutive year of an improving expense-to-revenue ratio, after adjusting for the charge described above.

Research and development expenses
(Dollars in millions)               1997           1996         % change
------------------------------------------------------------------------

                                     $89            $82               9%

Research and development expenses increased 9% in 1997. This increase demonstrates the company's continued commitment to developing new technologies across all our product lines. Specifically, the increase relates to the development of new digital meters, advanced technology mailing and inserting machines and software products.

Net interest expense
(Dollars in millions)               1997           1996         % change
------------------------------------------------------------------------

                                    $158           $160              (1%)

Net interest expense decreased 1% due mainly to lower average borrowings during 1997. Our variable and fixed rate debt mix, after adjusting for the effect of interest rate swaps, was 48% to 52%, respectively, at December 31, 1997. As more fully discussed in the Liquidity and Capital Resources section, the company and its finance subsidiary issued additional debt in January 1998. Including this debt, our variable and fixed rate debt mix at December 31, 1997 would have been 38% and 62%, respectively.

Effective tax rate
               1997          1996
----------------------------------

               34.2%         30.9%

The effective tax rate was 34.2% for 1997 compared with 30.9% for 1996. The tax benefit associated with the company's actions in Australia and the related write-off of our Australian investment was primarily responsible for the low rate in 1996. Excluding this benefit, the 1996 effective tax rate would have been 33.5%.

Income from continuing operations and diluted earnings per share from continuing operations increased 11% and 15%, respectively, in 1997. The reason for the increase in diluted earnings per share outpacing the increase in income from continuing operations was the company's share repurchase program, under which
17.9 million shares, 6% of the average common and potential common shares outstanding at the end of 1996, were repurchased in 1997. Income from continuing operations as a percentage of revenue increased to 12.8% in 1997 from 12.1% in 1996.

Other Matters
On June 30, 1999, the Company committed itself to a formal plan to dispose of Atlantic Mortgage & Investment Corporation (AMIC), a wholly owned subsidiary of the Company, in a manner that maximizes long-term shareholder value.

On October 30, 1998, Colonial Pacific Leasing Corporation (CPLC), a wholly-owned subsidiary of the company, transferred the operations, employees and substantially all assets related to its broker-oriented external financing business to General Electric Capital Corporation (GECC), a subsidiary of the General Electric Company. The company received approximately $790 million at closing, which approximates the book value of the net assets sold or otherwise disposed of and related transaction costs. This transaction is subject to post-closing adjustments pursuant to the terms of the purchase agreement with GECC.

On August 21, 1997, the company entered into an agreement with GATX Capital Corporation (GATX Capital), a subsidiary of GATX Corporation, which reduced the company's external large-ticket finance portfolio by approximately $1.1 billion. This represented approximately 50% of the company's external large-ticket portfolio and reflects the company's ongoing strategy of focusing on fee- and service-based revenue rather than asset-based income.

Under the terms of the agreement, the company transferred external large-ticket finance assets through a sale to GATX Capital and an equity investment in a limited liability company owned by GATX Capital and the company. The company received approximately $863 million in net cash relating to this transaction during 1997 and 1998. At December 31, 1998, the company retained approximately $166 million of equity investment in a limited liability company along with GATX Capital.

Accounting Changes
In 1997, the company adopted Statement of Financial Accounting Standards (FAS) No. 128, "Earnings per Share." The company discloses basic and diluted earnings per share (EPS) on the face of the Consolidated Statements of Income and a reconciliation of the basic and diluted EPS computation is presented in Note 10 to the consolidated financial statements.

In 1998, the company adopted FAS No. 130, "Reporting Comprehensive Income." The company has disclosed all non-owner changes in equity in the Consolidated Statements of Stockholders' Equity. Prior periods have been restated for comparability purposes.

In 1998, the company adopted FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Under FAS 131, the company has three reportable segments: Mailing and Integrated Logistics, Office Solutions and Capital Services. See Note 17 to the consolidated financial statements.

In 1998, the company adopted FAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." FAS 132 revises the company's disclosures about pension and other postretirement benefit plans. See Note 12 to the consolidated financial statements.

In June 1998 FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 (January 1, 2000 for the company) and requires that an entity recognize all derivative instruments as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Changes in the fair value of those instruments will be reflected as gains or losses. The accounting for the gains and losses depends on the intended use of the derivative and the resulting designation. The company is currently evaluating the impact of this statement.

Liquidity and Capital Resources
Our ratio of current assets to current liabilities improved to .92 to 1 at December 31, 1998 compared to .74 to 1 at December 31, 1997.

To control the impact of interest rate swings on our business, we use a balanced mix of debt maturities, variable and fixed rate debt and interest rate swap agreements. In 1998, we entered into interest rate swap agreements, primarily through our financial services business. Swap agreements are used to fix or obtain lower interest rates on commercial loans than we would otherwise have been able to get without the swap.

The ratio of total debt to total debt and stockholders' equity was 66.6% at December 31, 1998, versus 64.2% at December 31, 1997, including the preferred stockholders' equity in a subsidiary company as debt. Excluding the preferred stockholders' equity in a subsidiary company from debt, the ratio of total debt to total debt and stockholders' equity was 64.4% at December 31, 1998, versus 62.0% at December 31, 1997. The $578 million repurchase of 11.0 million shares of common stock in 1998 increased this ratio. The company's strong results and proceeds from the sale of its broker-oriented external small-ticket leasing business and other external leasing assets partially offset the increase in this ratio.

As part of the company's non-financial services shelf registrations, a medium-term note facility exists permitting issuance of up to $500 million in debt securities with a minimum maturity of nine months, all of which remained available at December 31, 1998. On January 22, 1998, the company issued notes amounting to $300 million available under a prior shelf registration. These unsecured notes bear annual interest at 5.95% and mature in February 2005. The notes are redeemable earlier at the company's option. The net proceeds from these notes were used for general corporate purposes, including the repayment of short-term debt.

On January 16, 1998, Pitney Bowes Credit Corporation (PBCC), a wholly owned subsidiary of the company, issued notes amounting to $250 million available under a prior shelf registration. These unsecured notes bear annual interest at 5.65% and mature in January 2003. The proceeds were used to meet PBCC's financing needs during 1998. On July 15, 1998, PBCC filed a shelf registration statement with the Securities and Exchange Commission (SEC) for the issuance of debt securities up to $750 million.

On September 30, 1998, certain partnerships controlled by affiliates of PBCC issued a total of $282 million of Series A and Series B Secured Floating Rate
Senior Notes (the notes). The notes are due in 2001 and bear interest at a floating rate of LIBOR plus .65 percent, set as of the quarterly interest payment dates. The proceeds from the notes were used to purchase subordinated debt obligations from the company (PBI Obligations). The PBI Obligations have a principal amount of $282 million and bear interest at a floating rate of LIBOR plus one percent, set as of the notes' quarterly interest payment dates. The proceeds from the PBI Obligations were used for general corporate purposes, including the repayment of short-term debt.

In July 1996, PBCC issued $300 million of medium-term notes: $200 million at 6.54% due in July 1999 and $100 million at 6.78% due in July 2001. In September 1996, PBCC issued $200 million of medium-term notes: $100 million at 6.305% due in October 1998 and $100 million at 6.8% due in October 2001.

To help us better manage our international cash and investments, in June 1995 and April 1997, Pitney Bowes International Holdings, Inc. (PBIH), a subsidiary of the company, issued $200 million and $100 million, respectively, of variable term, voting preferred stock (par value $.01) representing 25% of the combined voting power of all classes of its outstanding capital stock, to outside institutional investors in a private placement. The remaining 75% of the voting power is held directly or indirectly by Pitney Bowes Inc. The preferred stock is recorded on the Consolidated Balance Sheets as "Preferred Stockholders' Equity in a Subsidiary Company." We used the proceeds of these transactions to pay down short-term debt. We have an obligation to pay cumulative dividends on this preferred stock at rates that are set at auction. The auction periods are generally 49 days, although they may increase in the future. The weighted average dividend rate in 1998 and 1997 was 4.1%. Dividends are recorded in the Consolidated Statements of Income as minority interest, and are included in selling, service and administrative expenses. On December 31, 1998, the company sold 9.11% Cumulative Preferred Stock, mandatorily redeemable in 20 years, in a subsidiary company to an institutional investor for approximately $10 million.

At December 31, 1998, the company had unused lines of credit and revolving credit facilities of $1.5 billion (including $1.2 billion at its financial services businesses) in the U.S. and $58.8 million outside the U.S., largely supporting commercial paper debt. We believe our financing needs for the next 12 months can be met with cash generated internally, money from existing credit agreements, debt issued under new shelf registration statements and existing commercial and medium-term note programs. Information on debt maturities is presented in Note 6 to the consolidated financial statements.

Total financial services assets decreased to $5.2 billion at December 31, 1998, down 5.7% from $5.5 billion in 1997. To fund finance assets, borrowings were $2.8 billion in 1998 and $3.3 billion in 1997. Approximately $.4 billion and $1.1 billion in cash was generated from the sale of finance assets in 1998 and 1997, respectively. We used the money to pay down debt, repurchase shares and fund new business development.

In October 1997, the Board of Directors declared a two-for-one split of the company's common stock. The split was effected through a dividend of one share of common stock for each common share outstanding. The company distributed the stock dividend on or about January 16, 1998, for each share held of record at the close of business December 29, 1997.

Market Risk
The company is exposed to the impact of interest rate changes and foreign currency fluctuations due to its investing, funding and mortgage servicing activities and its operations in different foreign currencies.

The company's objective in managing its exposure to interest rate changes is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve its objectives, the company uses a balanced mix of debt maturities and variable and fixed rate debt together with interest rate swaps to fix or lower interest expense. The company's mortgage servicing business, in particular the assets associated with the purchase of the right to service mortgage loans for others, known as mortgage servicing rights
(MSRs), is sensitive to interest rate changes. Since MSRs represent the right to service mortgage loans, a decline in interest rates and the resulting actual or probable increases in mortgage prepayments shortens the expected life of the MSR asset and reduces its economic value. To mitigate the risk of declining long-term interest rates, higher-than-expected mortgage prepayments and the potential impairment of the MSRs, the company uses interest rate swaps and floors tied to yields on ten-year constant maturity interest rate swaps.

The company's objective in managing the exposure to foreign currency fluctuations is to reduce the volatility in earnings and cash flows associated with foreign exchange rate changes. Accordingly, the company enters into various contracts, which change in value as foreign exchange rates change, to protect the value of external and intercompany transactions in foreign currencies. The principal currencies hedged are the British pound, Canadian dollar, Japanese yen and Australian dollar.

The company employs established policies and procedures governing the use of financial instruments to manage its exposure to such risks. The company does not enter into foreign currency or interest rate transactions for speculative purposes. The gains and losses on these contracts offset changes in the value of the related exposures.

The company utilizes a "Value-at-Risk" (VaR) model to determine the maximum potential loss in fair value from changes in market conditions. The VaR model utilizes a "variance/co-variance" approach and assumes normal market conditions, a 95% confidence level and a one-day holding period. The model includes all of the company's debt and all interest rate and foreign exchange derivative contracts. Anticipated transactions, firm commitments, and receivables and accounts payable denominated in foreign currencies, which certain of these instruments are intended to hedge, were excluded from the model.

The VaR model is a risk analysis tool and does not purport to represent actual losses in fair value that will be incurred by the company, nor does it consider the potential effect of favorable changes in market factors.

At December 31, 1998, the company's maximum potential one-day loss in fair value of the company's exposure to foreign exchange rates and interest rates, using the variance/co-variance technique described above, was not material.

Year 2000
In 1997, the company established a formal worldwide program to identify and resolve the impact of the Year 2000 date processing issue on the company's business systems, products and supporting infrastructure. This included a comprehensive review of the company's information technology (IT) and non-IT systems, software and embedded processors. The program structure has strong executive sponsorship and consists of a Year 2000 steering committee of senior business and technology management, a Year 2000 program office of full-time project management, and subject matter experts and dedicated business unit project teams. The company has also engaged independent consultants to perform periodic program reviews and assist in systems assessment and test plan development.

The program encompasses the following phases: an inventory of affected technology and critical third party suppliers, an assessment of Year 2000 readiness, resolution, unit and integrated testing and contingency planning. The company completed its worldwide inventory and assessment of all business systems, products and supporting infrastructure. Required modifications were substantially completed by year-end 1998. Tests are performed as software is remediated, upgraded or replaced. Integrated testing is expected to be complete by mid-1999.

As part of ongoing product development efforts, the company's recently introduced products are Year 2000 compliant. Over 95% of our installed product base, including all postage meters and copier and facsimile systems, are already Year 2000 compliant. For products not yet compliant, upgrades or replacements will be available by mid-1999. Detailed product compliance information is available on the company's Web site (www.pitneybowes.com/year2000).

The company relies on third parties for many systems, products and services. The company could be adversely impacted if third parties do not make necessary changes to their own systems and products successfully and in a timely manner. We have established a formal process to identify, assess and monitor the Year 2000 readiness of critical third parties. This process includes regular meetings with critical suppliers, including telecommunication carriers and utilities, as well as business partners, including postal authorities. Although there are no known problems at this time, the company is unable to predict with certainty whether such third parties will be able to address their Year 2000 problems on a timely basis.

The company estimates the total cost of the worldwide program from inception in 1997 through the Year 2000 to be approximately $38 million to $42 million, of which approximately $20 million was incurred through December 31, 1998. These costs, which are funded through the company's cash flows, include both internal labor costs as well as consulting and other external costs. These costs are incorporated in the company's budgets and are being expensed as incurred.

The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the company's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from uncertainty about the Year 2000 readiness of third parties, the company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the company's results of operations, liquidity or financial condition. However, the company continues to evaluate its Year 2000 risks and is developing contingency plans to mitigate the impact of any potential Year 2000 disruptions. We expect to complete our contingency plans by the second quarter of 1999.

Capital Investment
During 1998, net investments in fixed assets included net additions of $91 million to property, plant and equipment and $207 million to rental equipment and related inventories, compared with $98 million and $146 million, respectively, in 1997. These additions included expenditures for normal plant and manufacturing equipment. In the case of rental equipment, the additions included the production of postage meters and the purchase of facsimile and copier equipment for new placements and upgrade programs.

At December 31, 1998, commitments for the acquisition of property, plant and equipment reflected plant and manufacturing equipment improvements as well as rental equipment for new and replacement programs.

Legal, Environmental and Regulatory Matters
Legal In the course of normal business, the company is occasionally party to lawsuits. These may involve litigation by or against the company relating to, among other things:

o       contractual rights under vendor, insurance or other contracts
o       intellectual property or patent rights
o       equipment, service or payment disputes with customers
o       disputes with employees

We are currently a plaintiff or a defendant in a number of lawsuits, none of which should have, in the opinion of management and legal counsel, a material adverse effect on the company's financial position or results of operations.

Environmental The company is subject to federal, state and local laws and regulations relating to the environment and is currently named as a member of various groups of potentially responsible parties in administrative or court proceedings. As we previously announced, in 1996 the Environmental Protection Agency (EPA) issued an administrative order directing us to be part of a soil cleanup program at the Sarney Farm site in Amenia, New York. The site was operated as a landfill between the years 1968 and 1970 by parties unrelated to the company, and wastes from a number of industrial sources were disposed there. We do not concede liability for the condition of the site, but are working with the EPA to identify, and then seek reimbursement from, other potentially responsible parties. We estimate the total cost of our remediation effort to be in the range of $3 million to $5 million for the soil remediation program.

The administrative and court proceedings referred to above are in different states. It is impossible for us to estimate with any certainty the total cost of remediating, the timing or extent of remedial actions which may be required by governmental authorities, or the amount of liability, if any, we might have. If and when it is possible to make a reasonable estimate of our liability in any of these matters, we will make a financial provision as appropriate. Based on the facts we presently know, we believe that the outcome of any current proceeding will not have a material adverse effect on our financial condition or results of operations.

Regulation In May 1996, the USPS issued a proposed schedule for the phaseout of mechanical meters in the U.S. Between May 1996 and March 1997, the company worked with the USPS to negotiate a revised mechanical meter migration schedule.

The final schedule agreed to with the USPS is as follows:

o As of June 1, 1996, new placements of mechanical meters would no longer be permitted; replacements of mechanical meters previously licensed to customers would be permitted prior to the applicable suspension date for that category of mechanical meter.

o As of March 1, 1997, use of mechanical meters by persons or firms who process mail for a fee would be suspended and would have to be removed from service.

o As of December 31, 1998, use of mechanical meters that interface with mail machines or processors ("systems meters") would be suspended and would have to be removed from service.

o As of March 1, 1999, use of all other mechanical meters ("stand-alone meters") would be suspended and have to be removed from service.

As a result of the company's aggressive efforts to meet the USPS mechanical meter migration schedule combined with the company's ongoing and continuing investment in advanced postage evidencing technologies, mechanical meters represent less than 10% of the company's installed U.S. meter base at December 31, 1998, compared with 25% at December 31, 1997. At December 31, 1998, over 90% of the company's installed U.S. meter base is electronic or digital, compared to 75% at December 31, 1997. The company continues to work in close cooperation with the USPS, to convert those mechanical meter customers who have not migrated to digital or electronic meters by the applicable USPS deadline.

In May 1995, the USPS publicly announced its concept of its Information Based Indicia Program (IBIP) for future postage evidencing devices. As initially stated by the USPS, the purpose of the program was to develop a new standard for future digital postage evidencing devices which significantly enhanced postal revenue security and supported expanded USPS value-added services to mailers. The program would consist of the development of four separate specifications:

o the Indicium specification--the technical specifications for the indicium to be printed

o a Postal Security Device specification--the technical specification for the device that would contain the accounting and security features of the system

o   a Host specification

o   a Vendor Infrastructure specification

In July 1996, the USPS published for public comment draft specifications for the Indicium, Postal Security Device and Host specifications. The company submitted extensive comments to these four specifications. In March 1997, the USPS published for public comment the Vendor Infrastructure specification.

In August 1998, the USPS published for public comment a consolidated and revised set of IBIP specifications entitled "Performance Criteria for Information Based Indicia and Security Architecture for IBI Postage Metering Systems" (the IBI Performance Criteria). The IBI Performance Criteria consolidated the four aforementioned IBIP specifications and incorporated many of the comments previously submitted by the company. The company submitted comments to the IBI Performance Criteria on November 30, 1998.

As of December 31, 1998, the company is in the process of finalizing the development of a PC product which satisfies the proposed IBI Performance Criteria. This product is currently undergoing beta testing and is expected to be ready for market upon final approval from the USPS.

Effects of Inflation and Foreign Exchange
Inflation, although moderate in recent years, continues to affect worldwide economies and the way companies operate. It increases labor costs and operating expenses, and raises costs associated with replacement of fixed assets such as rental equipment. Despite these growing costs and the USPS meter migration initiatives, the company has generally been able to maintain profit margins through productivity and efficiency improvements, continual review of both manufacturing capacity and operating expense levels, and, to an extent, price increases.

Although not affecting income, deferred translation gains and (losses) amounted to $(25) million, $(32) million and $16 million in 1998, 1997 and 1996, respectively. In 1998, the translation loss resulted principally from the weakening Canadian dollar throughout 1998. In 1997, the translation loss resulted from the strengthening of the U.S. dollar against most other currencies except for the British pound. In 1996, the translation gains resulted primarily from the strengthening of the British pound and the Canadian dollar.

The results of the company's international operations are subject to currency fluctuations, and we enter into foreign exchange contracts for purposes other than trading primarily to minimize our risk of loss from such fluctuations. Exchange rates can impact settlement of our intercompany receivables and payables that result from transfers of finished goods inventories between our affiliates in different countries, and intercompany loans.

At December 31, 1998, the company had approximately $291 million of foreign exchange contracts outstanding, most of which mature in 1999, to buy or sell various currencies. Risks arise from the possible non-performance by counterparties in meeting the terms of their contracts and from movements in securities values, interest and/or exchange rates. However, the company does not anticipate non-performance by the counterparties as they are composed of a number of major international financial institutions. Maximum risk of loss on these contracts is limited to the amount of the difference between the spot rate at the date of the contract delivery and the contracted rate.

Dividend Policy
The company's Board of Directors has a policy to pay a cash dividend on common stock each quarter when feasible. In setting dividend payments, the board considers the dividend rate in relation to the company's recent and projected earnings and its capital investment opportunities and requirements. The company has paid a dividend each year since 1934.

Forward-Looking Statements
The company wants to caution readers that any forward-looking statements (those which talk about the company's or management's current expectations as to the future) in this Form 8-K or made by the company management involve risks and uncertainties which may change based on various important factors. Some of the factors which could cause future financial performance to differ materially from the expectations as expressed in any forward-looking statement made by or on behalf of the company include:

o   changes in postal regulations

o   timely development and acceptance of new products

o success in gaining product approval in new markets where regulatory approval is required

o   successful entry into new markets

o mailers' utilization of alternative means of communication or competitors' products

o   our success at managing customer credit risk

o   changes in interest rates

o the impact of the Year 2000 issue, including the effects of third parties' inabiliities to address the Year 2000 problem as well as the company's own readiness

Page 25
Exhibit (99.05)
--------------

Item 8. - Financial Statements and Supplementary Data
---------------------------------------------------------------------------------------
Consolidated Statements of Income
(Dollars in thousands, except per share data)


                                                        Years ended December 31
                                              -----------------------------------------
                                                    1998            1997           1996
---------------------------------------------------------------------------------------
Revenue from:
  Sales                                       $1,993,546      $1,834,057     $1,675,090
  Rentals and financing                        1,581,866       1,529,154      1,501,723
  Support services                               515,503         483,556        465,751
                                              ----------      ----------     ----------

    Total revenue                              4,090,915       3,846,767      3,642,564
                                              ----------      ----------     ----------

Costs and expenses:
  Cost of sales                                1,146,404       1,081,537      1,025,250
  Cost of rentals and financing                  419,123         401,345        395,031
  Selling, service and administrative          1,443,080       1,367,862      1,340,276
  Research and development                       100,806          89,463         81,726
  Interest expense                               162,092         161,867        163,173
  Interest income                                 (5,194)         (3,732)        (3,651)
                                              ----------      ----------     ----------

    Total costs and expenses                   3,266,311       3,098,342      3,001,805
                                              ----------      ----------     ----------

Income from continuing operations before
  income taxes                                   824,604         748,425        640,759
Provision for income taxes                       282,092         256,073        198,230
                                              ----------      ----------     ----------

Income from continuing operations                542,512         492,352        442,529
Income, net of income tax, from
  discontinued operations                         33,882          33,675         26,884
                                              ----------      ----------     ----------

Net income                                    $  576,394      $  526,027     $  469,413
                                              ==========      ==========     ==========

Basic earnings per share:
  Income from continuing operations                $1.98           $1.70          $1.48
  Discontinued operations                            .12             .12            .09
                                              ----------      ----------     ----------

  Net income                                       $2.10           $1.82          $1.57
                                              ==========      ==========     ==========

Diluted earnings per share:
  Income from continuing operations                $1.94           $1.68          $1.47
  Discontinued operations                            .12             .12            .09
                                              ----------      ----------     ----------

  Net income                                       $2.06           $1.80          $1.56
                                              ==========      ==========     ==========

See notes, pages 29 through 58

Page 26

---------------------------------------------------------------------------------------------------------
Consolidated Balance Sheets
(Dollars in thousands, except share data)

                                                                                       December 31
                                                                                -------------------------
                                                                                      1998           1997
---------------------------------------------------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents                                                     $  125,684     $  137,073
  Short-term investments, at cost which approximates market                          3,302          1,722
  Accounts receivable, less allowances: 1998, $24,665; 1997, $21,129               382,406        348,792
  Finance receivables, less allowances: 1998, $51,232; 1997, $54,170             1,400,786      1,546,542
  Inventories                                                                      266,734        249,207
  Other current assets and prepayments                                             330,051        222,106
                                                                                ----------     ----------

    Total current assets                                                         2,508,963      2,505,442

Property, plant and equipment, net                                                 477,476        497,261
Rental equipment and related inventories, net                                      806,585        788,035
Property leased under capital leases, net                                            3,743          4,396
Long-term finance receivables, less allowances: 1998, $79,543; 1997, $78,138     1,999,339      2,581,349
Investment in leveraged leases                                                     827,579        727,783
Goodwill, net of amortization: 1998, $47,514; 1997, $40,912                        222,980        203,419
Other assets                                                                       814,374        585,704
                                                                                ----------     ----------

Total assets                                                                    $7,661,039     $7,893,389
                                                                                ==========     ==========

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable and accrued liabilities                                      $  898,548     $  878,759
  Income taxes payable                                                             194,443        147,921
  Notes payable and current portion of long-term obligations                     1,259,193      1,982,988
  Advance billings                                                                 369,628        363,565
                                                                                ----------     ----------

    Total current liabilities                                                    2,721,812      3,373,233

Deferred taxes on income                                                           920,521        905,768
Long-term debt                                                                   1,712,937      1,068,395
Other noncurrent liabilities                                                       347,670        373,416
                                                                                ----------     ----------

    Total liabilities                                                            5,702,940      5,720,812
                                                                                ----------     ----------

Preferred stockholders' equity in a subsidiary company                             310,097        300,000

Stockholders' equity:
  Cumulative preferred stock, $50 par value, 4% convertible                             34             39
  Cumulative preference stock, no par value, $2.12 convertible                       2,031          2,220
  Common stock, $1 par value (480,000,000 shares authorized;
   323,337,912 shares issued)                                                      323,338        323,338
  Capital in excess of par value                                                    16,173         28,028
  Retained earnings                                                              3,073,839      2,744,929
  Accumulated other comprehensive income                                           (88,217)       (63,348)
  Treasury stock, at cost (52,959,537 shares)                                   (1,679,196)    (1,162,629)
                                                                                ----------     ----------

    Total stockholders' equity                                                   1,648,002      1,872,577
                                                                                ----------     ----------

Total liabilities and stockholders' equity                                      $7,661,039     $7,893,389
                                                                                ==========     ==========

See notes, pages 29 through 58

Consolidated Statements of Cash Flows
(Dollars in thousands)

                                                                           Years ended December 31
                                                                   ---------------------------------------------
                                                                       1998                1997*           1996*
----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                       $576,394             $526,027        $469,413
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                                 361,333              300,086         278,168
      Net change in the strategic focus initiative                        -                    -         (16,826)
      Increase in deferred taxes on income                           64,805              185,524         106,298
      Change in assets and liabilities:
        Accounts receivable                                         (32,658)             (11,295)         49,187
        Net investment in internal finance receivables             (219,141)            (184,709)       (225,565)
        Inventories                                                 (11,522)              30,526          35,256
        Other current assets and prepayments                        (18,431)             (58,135)        (14,467)
        Accounts payable and accrued liabilities                     47,454               33,622          43,125
        Income taxes payable                                         46,909              (62,910)        (21,281)
        Advance billings                                              8,489               33,607          16,715
      Other, net                                                    (56,514)             (77,238)        (28,543)
                                                                   --------             --------        --------

    Net cash provided by operating activities                       767,118              715,105         691,480
                                                                   --------             --------        --------

Cash flows from investing activities:
  Short-term investments                                             (1,655)                (388)            548
  Net investment in fixed assets                                   (298,415)            (244,065)       (271,972)
  Net investment in external finance receivables                    (83,987)             664,492          50,494
  Investment in leveraged leases                                   (109,217)             (95,600)        (63,320)
  Investment in mortgage servicing rights                          (206,464)            (110,014)        (50,407)
  Proceeds from sales of subsidiary                                 789,936                    -               -
  Other investing activities                                         (8,004)                 455          (9,493)
                                                                   --------             --------        --------

    Net cash provided by (used in) investing activities              82,194              214,880        (344,150)
                                                                   --------             --------        --------

Cash flows from financing activities:

  (Decrease)increase in notes payable                              (696,157)              89,536        (467,838)
  Proceeds from long-term obligations                               837,847                    -         500,000
  Principal payments on long-term obligations                      (234,182)            (256,326)        (12,181)
  Proceeds from issuance of stock                                    49,521               33,396          31,201
  Stock repurchases                                                (578,464)            (662,758)       (144,475)
  Proceeds from preferred stock issued by a subsidiary               10,097              100,000               -
  Dividends paid                                                   (247,484)            (231,392)       (206,115)
                                                                   --------             --------        --------

    Net cash used in financing activities                          (858,822)            (927,544)       (299,408)
                                                                   --------             --------        --------

Effect of exchange rate changes on cash                              (1,879)                (639)          1,997
                                                                   --------             --------        --------

(Decrease)increase in cash and cash equivalents                     (11,389)               1,802          49,919

Cash and cash equivalents at beginning of year                      137,073              135,271          85,352
                                                                   --------             --------        --------

Cash and cash equivalents at end of year                           $125,684             $137,073        $135,271
                                                                   ========             ========        ========

Interest paid                                                      $187,339             $203,870        $204,596
                                                                   ========             ========        ========

Income taxes paid, net                                             $172,638             $159,854        $111,176
                                                                   ========             ========        ========

* Certain prior year amounts have been reclassified to conform with the 1998 presentation.

See notes, pages 29 through 58

Page 28

------------------------------------------------------------------------------------------------------------------------------------
Consolidated Statements of Stockholders' Equity
(Dollars in thousands, except per share data)

                                                                                                         Accumulated
                                                                Capital in                                     other      Treasury
                                Preferred Preference     Common  excess of Comprehensive     Retained  comprehensive        stock,
                                    stock      stock      stock  par value        income     earnings         income       at cost
 -----------------------------------------------------------------------------------------------------------------------------------
 Balance, January 1, 1996             $47     $2,547   $323,338    $30,299                 $2,186,996       $(46,991)   $ (425,136)
 Net income                                                                     $469,413      469,413
 Other comprehensive income:
   Translation adjustments                                                        15,694                      15,694
                                                                                --------
    Comprehensive income                                                        $485,107
                                                                                ========
 Cash dividends:
   Preferred ($2.00 per share)                                                                     (1)
   Preference ($2.12 per share)                                                                  (194)
   Common ($.69 per share)                                                                   (205,920)
 Issuances of common stock                                          (2,441)                                                 31,649
 Conversions to common stock           (1)      (178)               (1,819)                                                  1,998
 Repurchase of common stock                                                                                               (144,475)
 Tax credits relating to
 stock options                                                       4,221

 -----------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1996            46      2,369    323,338     30,260                  2,450,294        (31,297)     (535,964)
 Net income                                                                     $526,027      526,027
 Other comprehensive income:
   Translation adjustments                                                       (32,051)                    (32,051)
                                                                                --------
 Comprehensive income                                                           $493,976
                                                                                ========
 Cash dividends:
   Preferred ($2.00 per share)                                                                     (1)
   Preference ($2.12 per share)                                                                  (179)
   Common ($.80 per share)                                                                   (231,212)
 Issuances of common stock                                          (2,741)                                                 33,997
 Conversions to common stock           (7)      (149)               (1,940)                                                  2,096
 Repurchase of common stock                                                                                               (662,758)
 Tax credits relating to
 stock options                                                       2,449


 -----------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1997            39      2,220    323,338     28,028                  2,744,929        (63,348)   (1,162,629)
 Net income                                                                     $576,394      576,394
 Other comprehensive income:
   Translation adjustments                                                       (24,869)                    (24,869)
                                                                                --------
 Comprehensive income                                                           $551,525
                                                                                ========
 Cash dividends:
   Preferred ($2.00 per share)                                                                     (1)
   Preference ($2.12 per share)                                                                  (164)
   Common ($.90 per share)                                                                   (247,319)
 Issuances of common stock                                         (21,051)                                                 58,597
 Conversions to common stock           (5)      (189)               (3,106)                                                  3,300
 Repurchase of common stock                                                                                               (578,464)
 Tax credits relating to
 stock options                                                      12,302


 -----------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1998           $34     $2,031   $323,338    $16,173                 $3,073,839       $(88,217)  $(1,679,196)

 ===================================================================================================================================

 See notes, pages 29 through 58

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data or as otherwise indicated)

1.  Summary of significant accounting policies

    Consolidation
    The consolidated financial statements include the accounts of Pitney Bowes Inc. and all of its subsidiaries (the company). All significant intercompany transactions have been eliminated.

    Use of estimates
    The preparation of financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Cash equivalents, short-term investments
    and accounts receivable
    Cash equivalents include short-term, highly liquid investments with a maturity of three months or less from the date of acquisition. The company places its temporary cash and short-term investments with financial institutions and limits the amount of credit exposure with any one financial institution. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers and relatively small account balances within the majority of the company's customer base, and their dispersion across different businesses and geographic areas.

    Inventory valuation
    Inventories are valued at the lower of cost or market. Cost is determined on the last-in, first-out (LIFO) basis for most U.S. inventories, and on the first-in, first-out (FIFO) basis for most non-U.S. inventories.

    Fixed assets and depreciation
    Property, plant and equipment are stated at cost and depreciated principally using the straight-line method over appropriate periods: machinery and equipment principally three to 15 years and buildings up to 50 years. Major improvements which add to productive capacity or extend the life of an asset are capitalized while repairs and maintenance are charged to expense as incurred. Rental equipment is depreciated on the straight-line method over appropriate periods, principally three to ten years. Other depreciable assets are depreciated using either the straight-line method or accelerated methods. Properties leased under capital leases are amortized on a straight-line basis over the primary lease terms.

    Rental arrangements and advance billings
    The company rents equipment to its customers, primarily postage meters and mailing, shipping, copier and facsimile systems under short-term rental agreements, generally for periods of three months to three years. Charges for equipment rental and maintenance contracts are billed in advance; the related revenue is included in advance billings and taken into income as earned.

    Financing transactions
    At the time a finance transaction is consummated, the company's finance operations record the gross finance receivable, unearned income and the estimated residual value of leased equipment. Unearned income represents the excess of the gross finance receivable plus the estimated residual value over the cost of equipment or contract acquired. Unearned income is recognized as financing income using the interest method over the term of the transaction and is included in rentals and financing revenue in the Consolidated Statements of Income. Initial direct costs incurred in consummating a transaction are accounted for as part of the investment in a lease and amortized to income using the interest method over the term of the lease.

    In establishing the provision for credit losses, the company has successfully utilized an asset-based percentage. This percentage varies depending on the nature of the asset, recent historical experience, vendor recourse, management judgment and the credit rating of the respective customer. The company evaluates the collectibility of its net investment in finance receivables based upon its loss experience and assessment of prospective risk, and does so through ongoing reviews of its exposures to net asset impairment. The carrying value of its net investment in finance receivables is adjusted to the estimated collectible amount through adjustments to the allowance for credit losses. Finance receivables are charged to the allowance for credit losses after collection efforts are exhausted and the account is deemed uncollectible.

    The company's general policy is to discontinue income recognition for finance receivables contractually past due for over 90 to 120 days depending on the nature of the transaction. Resumption of income recognition occurs when payments reduce the account to 60 days or less past due. However, large-ticket external transactions are reviewed on an individual basis. Income recognition is normally discontinued as soon as it is apparent that the obligor will not be making payments in accordance with lease terms and resumed after the company has sufficient experience on resumption of payments to be satisfied that such payments will continue in accordance with the original or restructured contract terms.

    The company has, from time to time, sold selected finance assets. The company follows Statement of Financial Accounting Standards (FAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," when accounting for its sale of finance assets. All assets obtained or liabilities incurred in consideration are recognized as proceeds of the sale and any gain or loss on the sale is recognized in earnings.

    The company's investment in leveraged leases consists of rentals receivable net of principal and interest on the related nonrecourse debt, estimated residual value of the leased property and unearned income. The unearned income is recognized as leveraged lease revenue in income from investments over the lease term.

    Goodwill
    Goodwill represents the excess of cost over the value of net tangible assets acquired in business combinations and is amortized using the straight-line method over appropriate periods, principally 40 years. Goodwill and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. If such a change in circumstances occurs, the related estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition, are compared to the carrying amount. If the sum of the expected cash flows is less than the carrying amount, the company records an impairment loss. The impairment loss is measured as the amount by which the carrying amount exceeds the fair value of the asset.

    Revenue
    Sales revenue is primarily recognized when a product is shipped.

    Costs and expenses
    Operating expenses of field sales and service offices are included in selling, service and administrative expenses because no meaningful allocation of such expenses to cost of sales, rentals and financing or support services is practicable.

    Income taxes
    The deferred tax provision is determined under the liability method. Deferred tax assets and liabilities are recognized based on differences between the book and tax bases of assets and liabilities using currently enacted tax rates. The provision for income taxes is the sum of the amount of income tax paid or payable for the year as determined by applying the provisions of enacted tax laws to the taxable income for that year and the net change during the year in the company's deferred tax assets and liabilities.

    Deferred taxes on income result principally from expenses not currently recognized for tax purposes, the excess of tax over book depreciation, recognition of lease income and gross profits on sales to finance subsidiaries.

    For tax purposes, income from leases is recognized under the operating method and represents the difference between gross rentals billed and depreciation expense.

    It has not been necessary to provide for income taxes on $368 million of cumulative undistributed earnings of subsidiaries outside the U.S. These earnings will be either indefinitely reinvested or remitted substantially free of additional tax. Determination of the liability that would result in the event all of these earnings were remitted to the U.S. is not practicable. It is estimated, however, that withholding taxes on such remittances would approximate $13 million.

    Nonpension postretirement benefits and
    postemployment benefits
    It is the company's practice to fund amounts for nonpension postretirement and postemployment benefits as incurred. See Note 12 to the consolidated financial statements.

    Earnings per share
    Basic earnings per share is based on the weighted average number of common shares outstanding during the year, whereas diluted earnings per share also gives effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares include preference stock, preferred stock and stock option and purchase plan shares.

    Mortgage servicing rights
    Rights to service mortgage loans for others, whether those servicing rights are originated or purchased, are recognized as separate assets. The company capitalizes the cost of originated mortgage servicing rights (MSRs) based upon the relative fair market value of the underlying mortgage loans and MSRs at the time of the sale of the underlying mortgage loan. Servicing rights purchased are recorded at cost. The company assesses the impairment of MSRs based on the fair value of these rights. Fair value is estimated based on estimated future net servicing income, using a valuation model which considers such factors as market discount rates, prepayment estimates, interest rates and other economic factors. MSRs are evaluated based on predominant risk characteristics of the underlying loans, which include adjustable rate versus fixed rate, segregated into strata by loan type and interest rate bands. The amount of impairment recognized is the amount by which the capitalized value of MSRs for a stratum exceeds the estimated fair value. Impairment is recognized through a valuation allowance.

    MSRs are amortized in proportion to and over the period of the estimated future net servicing income stream of the underlying mortgages. The company adjusts amortization prospectively in response to changes in actual and anticipated prepayments, foreclosure, delinquency and cost experience.

    The value of the company's MSRs is sensitive to changes in interest rates. To maintain the relative value of its MSRs, the company has developed and implemented a hedge program. In order to qualify for hedge accounting, the following requirements must be met: the hedge instruments reduce the risks associated with the asset, changes in the fair value of the hedge instruments and underlying MSRs correlate, and the correlation is measurable. The company has acquired certain derivative financial instruments, primarily interest rate floors, and interest rate swaps to administer its hedge program. Unrealized and realized gains and losses from hedge instruments are deferred and recorded as adjustments to the basis of the underlying MSRs and amortized in proportion to the estimated net servicing income. In the event the performance of the hedge instruments do not meet the above requirements, changes in fair value of the hedge instruments will be reflected in the Consolidated Statement of Income in the current period.

    Foreign exchange
    Assets and liabilities of subsidiaries operating outside the U.S. are translated at rates in effect at the end of the period, and revenues and expenses are translated at average rates during the period. Net deferred translation gains and losses are included in accumulated other comprehensive income in stockholders' equity.

    The company enters into foreign exchange contracts for purposes other than trading primarily to minimize its risk of loss from exchange rate fluctuations on the settlement of intercompany receivables and payables arising in connection with transfers of finished goods inventories between affiliates and certain intercompany loans. Gains and losses on foreign exchange contracts entered into as hedges are deferred and recognized as part of the cost of the underlying transaction. At December 31, 1998, the company had approximately $291 million of foreign exchange contracts outstanding, most of which mature in 1999, to buy or sell various currencies. Risks arise from the possible non-performance by counterparties in meeting the terms of their contracts and from movements in securities values, interest and/or exchange rates. However, the company does not anticipate non-performance by the counterparties as they are composed of a number of major international financial institutions. Maximum risk of loss on these contracts is limited to the amount of the difference between the spot rate at the date of the contract delivery and the contracted rate.

    Foreign currency transaction gains and (losses) net of tax were $(1.2) million, $.5 million and $(.5) million in 1998, 1997 and 1996, respectively.

    Reclassification
    Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation.

2.  Inventories

    Inventories consist of the following:


    December 31                                     1998              1997
    ----------------------------------------------------------------------------
    Raw materials
      and work in process                     $   54,001        $   51,429
    Supplies and service parts                   106,864            93,064
    Finished products                            105,869           104,714
                                              ----------        ----------

    Total                                     $  266,734        $  249,207
                                              ==========        ==========

    If all inventories valued at LIFO had been stated at current costs, inventories would have been $24.9 million and $33.8 million higher than reported at December 31, 1998 and 1997, respectively.

3.  Fixed assets

    December 31                                       1998               1997
    -------------------------------------------------------------------------

    Land                                        $   34,775         $   34,844
    Buildings                                      305,596            307,341
    Machinery and equipment                        813,202            778,140
                                                ----------         ----------
                                                 1,153,573          1,120,325
    Accumulated depreciation                      (676,097)          (623,064)
                                                ----------         ----------

    Property, plant and equipment, net          $  477,476         $  497,261
                                                ==========         ==========

    Rental equipment
      and related inventories                   $1,706,995         $1,577,370
    Accumulated depreciation                      (900,410)          (789,335)
                                                ----------         ----------

    Rental equipment and
      related inventories, net                  $  806,585         $  788,035
                                                ==========         ==========


    Property leased
      under capital leases                      $   19,430         $   20,507
    Accumulated amortization                       (15,687)           (16,111)
                                                ----------         ----------

    Property leased
      under capital leases, net                 $    3,743         $    4,396
                                                ==========         ==========

4.  Mortgage Servicing Rights

    The company purchased rights to service loans with aggregate unpaid principal balances of approximately $22.2 billion in 1998, $6.9 billion in 1997 and $5.3 billion in 1996. The costs associated with acquiring these rights were capitalized and included in other assets in the Consolidated Balance Sheets.

    The following summarizes the company's capitalized MSR activity:

    December                        1998               1997              1996
    ----------------------------------------------------------------------------
    Beginning balance           $220,912           $138,146          $108,851
    MSR acquisitions             206,464            110,014            50,407
    Deferred hedge loss            1,709                  -                 -
    MSR amortization             (54,787)           (27,248)          (21,112)
    Impairment reserve           (10,227)                 -                 -
                                --------           --------          --------
    Ending balance              $364,071           $220,912          $138,146
                                ========           ========          ========

    The fair value of MSRs was approximately $367.3 million at December 31, 1998 and $247.5 million at December 31, 1997.

5.  Current liabilities

    Accounts payable and accrued liabilities and notes payable and current portion of long-term obligations are comprised as follows:

    December 31                                     1998               1997
    ----------------------------------------------------------------------------

    Accounts payable-trade                    $  265,144         $  263,416
    Accrued salaries,
      wages and commissions                      134,262            106,670
    Accrued pension benefits                      95,341             84,005
    Accrued nonpension
      postretirement benefits                     15,500             15,500
    Accrued postemployment benefits                6,900              6,900
    Miscellaneous accounts
      payable and accrued liabilities            381,401            402,268
                                              ----------         ----------
    Accounts payable
      and accrued liabilities                 $  898,548         $  878,759
                                              ==========         ==========

    Notes payable and overdrafts              $1,051,182         $1,747,377
    Current portion of long-term debt            206,253            234,080
    Current portion of
      capital lease obligations                    1,758              1,531
                                              ----------         ----------

    Notes payable and current
      portion of long-term obligations        $1,259,193         $1,982,988
                                              ==========         ==========

    In countries outside the U.S., banks generally lend to non-finance subsidiaries of the company on an overdraft or term-loan basis. These overdraft arrangements and term-loans, for the most part, are extended on an uncommitted basis by banks and do not require compensating balances or commitment fees.

    Notes payable were issued as commercial paper, loans against bank lines of credit, or to trust departments of banks and others at below prevailing prime rates. Fees paid to maintain lines of credit were $.9 million in 1998 and 1997 and $1.5 million in 1996.

    At December 31, 1998, overdrafts outside the U.S. totaled $3.5 million and U.S. notes payable totaled $1.0 billion. Unused credit facilities outside the U.S. totaled $58.8 million at December 31, 1998 of which $37.4 million were for finance operations. In the U.S., the company had unused credit facilities of $1.5 billion at December 31, 1998, largely in support of commercial paper borrowings, of which $1.2 billion were for its finance operations. The weighted average interest rates were 4.6% and 4.8% on notes payable and overdrafts outstanding at December 31, 1998 and 1997, respectively.

    The company periodically enters into interest rate swap agreements as a means of managing interest rate exposure on both its U.S. and non-U.S. debt. The interest differential to be paid or received is recognized over the life of the agreements as an adjustment to interest expense. The company is exposed to credit losses in the event of non-performance by swap counterparties to the extent of the differential between the fixed and variable rates; such exposure is considered minimal.

     The company enters into interest rate swap agreements primarily through its Pitney Bowes Credit Corporation (PBCC), a wholly-owned subsidiary of the company. It has been the policy and objective of the company to use a balanced mix of debt maturities, variable and fixed rate debt and interest rate swap agreements to control its sensitivity to interest rate volatility. The company's variable and fixed rate debt mix, after adjusting for the effect of interest rate swap agreements, was 32% and 68%, respectively, at December 31, 1998. The company utilizes interest rate swap agreements when it considers the economic benefits to be favorable. Swap agreements, as noted above, have been principally utilized to fix interest rates on commercial paper and/or obtain a lower cost on debt than would otherwise be available absent the swap. At December 31, 1998, the company had outstanding interest rate swap agreements with notional principal amounts of $391.5 million and terms expiring at various dates from 2000 to 2006. The company exchanged variable commercial paper rates on an equal notional amount of notes payable and overdrafts for fixed rates ranging from 5.5% to 10.75%.

6.   Long-term debt

     December 31                                          1998            1997
     -------------------------------------------------------------------------
     Non-financial services debt:
        5.95% notes due 2005                        $  300,000       $       -
        Other                                           11,757           3,175

     Financial services debt:
      Senior notes:
        6.54% notes due 1999                                 -         200,000
        6.06% to 6.11% notes due 2000                   50,000          50,000
        5.89% notes due 2001                           282,000               -
        6.78% to 6.80% notes due 2001                  200,000         200,000
        6.63% notes due 2002                           100,000         100,000
        5.65% notes due 2003                           250,000               -
        8.80% notes due 2003                           150,000         150,000
        8.63% notes due 2008                           100,000         100,000
        9.25% notes due 2008                           100,000         100,000
        8.55% notes due 2009                           150,000         150,000
     Canadian dollar notes due
        2000 (11.05% to 11.20%)                         10,857          15,220
     Other                                               8,323               -
                                                    ----------      ----------

     Total long-term debt                           $1,712,937      $1,068,395
                                                    ==========      ==========

     The company has a medium-term note facility which was established as a part of the company's shelf registrations, permitting issuance of up to $500 million in debt securities with a minimum maturity of nine months, all of which remained available at December 31, 1998.

     PBCC has $750 million of unissued debt securities available from a shelf registration statement filed with the SEC in July 1998.

     The annual maturities of the outstanding debt during each of the next five years are as follows: 1999, $206.3 million; 2000, $65 million; 2001, $485.2 million; 2002, $102.1 million; 2003, $401.7 million; and $658.9 million thereafter.

     Under terms of their senior and subordinated loan agreements, certain of the finance operations are required to maintain earnings before taxes and interest charges at prescribed levels. With respect to such loan agreements, the company will endeavor to have these finance operations maintain compliance with such terms and, under certain loan agreements, is obligated, if necessary, to pay to these finance operations amounts sufficient to maintain a prescribed ratio of earnings available for fixed charges. The company has not been required to make any such payments to maintain earnings available for fixed charges coverage.

7.   Preferred stockholders' equity in a subsidiary company

     Preferred stockholders' equity in a subsidiary company represents 3,000,000 shares of variable term voting preferred stock issued by Pitney Bowes International Holdings, Inc., a subsidiary of the company, which are owned by certain outside institutional investors. These preferred shares are entitled to 25% of the combined voting power of all classes of capital stock. All outstanding common stock of Pitney Bowes International Holdings, Inc., representing the remaining 75% of the combined voting power of all classes of capital stock, is owned directly or indirectly by Pitney Bowes Inc. The preferred stock, $.01 par value, is entitled to cumulative dividends at rates set at auction. The weighted average dividend rate in 1998 and 1997 was 4.1%. Preferred dividends are reflected as a minority interest in the Consolidated Statements of Income in selling, service and administrative expenses. The preferred stock is subject to mandatory redemption based on certain events, at a redemption price not less than $100 per share, plus the amount of any dividends accrued or in arrears. No dividends were in arrears at December 31, 1998 or 1997.

     On  December  31,  1998,  the company  sold 100 shares of 9.11%  Cumulative
     Preferred Stock, mandatorily redeemable in 20 years, in a subsidiary company to an institutional investor for approximately $10 million.

8.   Capital stock and capital in excess of par value

     At December 31, 1998, 480,000,000 shares of common stock, 600,000 shares of cumulative preferred stock, and 5,000,000 shares of preference stock were authorized, and 270,378,375 shares of common stock (net of 52,959,537 shares of treasury stock), 688 shares of 4% Convertible Cumulative Preferred Stock (4% preferred stock) and 74,997 shares of $2.12 Convertible Preference Stock ($2.12 preference stock) were issued and outstanding. In the future, the Board of Directors can issue the balance of unreserved and unissued preferred stock (599,312 shares) and preference stock (4,925,003 shares). This will determine the dividend rate, terms of redemption, terms of conversion (if any) and other pertinent features. At December 31, 1998, unreserved and unissued common stock (exclusive of treasury stock) amounted to 113,286,009 shares.

     The 4% preferred stock outstanding, entitled to cumulative dividends at the rate of $2 per year, can be redeemed at the company's option, in whole or in part at any time, at the price of $50 per share, plus dividends accrued to the redemption date. Each share of the 4% preferred stock can be converted into 24.24 shares of common stock, subject to adjustment in certain events.

     The $2.12 preference stock is entitled to cumulative dividends at the rate of $2.12 per year and can be redeemed at the company's option at the rate of $28 per share. Each share of the $2.12 preference stock can be converted into 16 shares of common stock, subject to adjustment in certain events.

     At December 31, 1998, a total of 1,216,630 shares of common stock were reserved for issuance upon conversion of the 4% preferred stock (16,678 shares) and $2.12 preference stock (1,199,952 shares). In addition, 2,245,797 shares of common stock were reserved for issuance under the company's dividend reinvestment and other corporate plans.

     Each share of common stock outstanding has attached one preference share purchase right. Each right entitles each holder to purchase 1/200th of a share of Series A Junior Participating Preference Stock for $97.50 and will expire in February 2006. Following a merger or certain other transactions, the rights will entitle the holder to purchase common stock of the company or the acquirers at a 50% discount.

9.   Stock plans

     The company has the following stock plans which are described below: the U.S. and U.K. Stock Option Plans (ESP), the U.S. and U.K. Employee Stock Purchase Plans (ESPP), and the Directors' Stock Plan.

     The company adopted FAS No. 123, "Accounting for Stock-Based Compensation," on January 1, 1996. Under FAS No. 123, companies can, but are not required to, elect to recognize compensation expense for all stock-based awards using a fair value methodology. The company has adopted the disclosure-only provisions, as permitted by FAS No. 123. The company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based plans. Accordingly, no compensation expense has been recognized for the ESP or the ESPP, except for the compensation expense recorded for its performance-based awards under the ESP and the Directors' Stock Plan as discussed herein. If the company had elected to recognize compensation expense based on the fair value method as prescribed by FAS 123, net income and earnings per share for the years ended 1998, 1997 and 1996 would have been reduced to the following pro forma amounts:

                                        1998              1997          1996
                                        ----              ----          ----

     Net Income
      As reported                   $576,394          $526,027      $469,413
      Pro forma                     $567,907          $523,400      $467,742

     Basic earnings per share
      As reported                      $2.10             $1.82         $1.57
      Pro forma                        $2.07             $1.81         $1.57

     Diluted earnings per share
      As reported                      $2.06             $1.80         $1.56
      Pro forma                        $2.03             $1.79         $1.55

     In accordance with FAS No. 123, the fair value method of accounting has not been applied to awards granted prior to January 1, 1995. Therefore, the resulting pro forma impact may not be representative of that to be expected in future years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:


                                              1998            1997          1996
     ---------------------------------------------------------------------------

     Expected dividend yield                  1.5%            2.0%          2.5%
     Expected stock price volatility           18%             17%           17%
     Risk-free interest rate                    5%              6%            6%
     Expected life (years)                      5               5             5

     Stock Option Plans
     Under the company's stock option plans, certain officers and employees of the U.S. and the company's participating subsidiaries are granted options at prices equal to the market value of the company's common shares at the date of grant. Options become exercisable in three equal installments during the first three years following their grant and expire after ten years. At December 31, 1998, there were 21,417,867 options available for future grants under these plans. The per share weighted average fair value of options granted was $11 in 1998, $7 in 1997 and $5 in 1996.

     The following table summarizes information about stock option transactions:

                                                               Per share
                                                                weighted
                                                                 average
                                                                exercise
                                                    Shares         price
    --------------------------------------------------------------------

    Options outstanding
     at January 1, 1996                          4,361,002           $16
     Granted                                       805,790           $26
     Exercised                                    (702,560)          $15
     Canceled                                      (86,258)          $22
                                                 ---------           ---

    Options outstanding
     at December 31, 1996                        4,377,974           $18
     Granted                                     1,837,730           $30
     Exercised                                    (774,728)          $17
     Canceled                                      (67,852)          $28
                                                 ---------           ---

    Options outstanding
     at December 31, 1997                        5,373,124           $23
     Granted                                     3,039,344           $47
     Exercised                                    (884,512)          $17
     Canceled                                     (142,953)          $40
                                                 ---------           ---

    Options outstanding
     at December 31, 1998                        7,385,003           $33
                                                 =========           ===
    Options exercisable
     at December 31, 1996                        2,017,702           $15
                                                 =========           ===
    Options exercisable
     at December 31, 1997                        2,703,734           $18
                                                 =========           ===
    Options exercisable
     at December 31, 1998                        2,966,399           $21
                                                 =========           ===

   The following table summarizes information about stock options outstanding at December 31, 1998:

                                   Options Outstanding
    ---------------------------------------------------------------
                                               Weighted   Per share
            Range of                            average    weighted
           per share                          remaining     average
            exercise                        contractual    exercise
              prices        Number                 life       price
    ---------------------------------------------------------------
              $9-$13       269,550           1.8 years          $13
             $14-$21     1,625,025           5.5 years          $18
             $22-$33     2,390,500           8.6 years          $28
             $34-$51     2,709,395           9.9 years          $45
             $52-$62       390,533          10.0 years          $55
                         ---------          ----
                         7,385,003           8.2 years
                         =========          ====


                                    Options Exercisable
    ---------------------------------------------------------------
                                                Per share
            Range of                             weighted
           per share                              average
            exercise                             exercise
              prices         Number                 price
    ---------------------------------------------------------------

              $9-$13        269,550                   $13
             $14-$21      1,625,025                   $18
             $22-$33      1,026,506                   $27
             $34-$51         45,318                   $39
                          ---------
                          2,966,399
                          =========

     Beginning in 1997, certain employees eligible for performance-based compensation may defer up to 100% of their annual awards, subject to the terms and conditions of the Pitney Bowes Deferred Incentive Savings Plan. Participants may allocate deferred compensation among specified investment choices, including stock options under the U.S. stock option plan. Stock options acquired under this plan are exercisable three years following their grant and expire after a period not to exceed ten years. There were 156,158 and 90,904 options outstanding under this plan at December 31, 1998 and 1997, respectively, which are included in outstanding options under the company's U.S. stock option plan. The per share weighted average fair value of options granted was $10 in 1998 and $7 in 1997.

     Certain executives are awarded restricted stock under the company's U.S. stock option plan. Restricted stock awards are subject to both tenure and financial performance over three years. The restrictions on the shares are released, in total or in part, only if the executive is still employed by the company at the end of the performance period and if the performance objectives are achieved. There were no shares awarded in 1998 and 1997 and 100,500 shares awarded in 1996 at no cost to the executives. The compensation expense for each award is recognized over the performance period. Compensation expense recorded by the company related to these awards was $1.7 million, $4.1 million and $2.0 million in 1998, 1997 and 1996, respectively. The per share weighted average fair value of shares awarded was $23 in 1996.

     Employee Stock Purchase Plans
     The U.S. ESPP enables substantially all employees to purchase shares of the company's common stock at a discounted offering price. In 1998, the offering price was 90% of the average closing price of the company's common stock on the New York Stock Exchange for the 30 day period preceding the offering date. At no time will the exercise price be less than the lowest price permitted under Section 423 of the Internal Revenue Code. The U.K. ESPP enables eligible employees of the company's participating U.K. subsidiaries to purchase shares of the company's stock at a discounted offering price. In 1998, the offering price was 90% of the average closing price of the company's common stock on the New York Stock Exchange for the three business days preceding the offering date. The company may grant rights to purchase up to 10,109,282 common shares to its regular employees under these plans. The company granted rights to purchase 593,256 shares in 1998, 855,916 shares in 1997, and 764,088 shares in 1996. The per share fair value of rights granted was $7 in 1998, $4 in 1997 and $3 in 1996 for the U.S. ESPP and $14 in 1998, $9 in 1997 and $7 in 1996 for the U.K. ESPP.

     Directors' Stock Plan
     Under this plan, each non-employee director is granted 1,400 shares of restricted common stock annually as part of their compensation. Shares granted at no cost to the directors were 11,600 in 1998, 10,900 in 1997 and 7,200 in 1996. Compensation expense recorded by the company was $560,000, $370,000 and $175,000 for 1998, 1997 and 1996, respectively. The shares carry full voting and dividend rights but may not be transferred or alienated until the later of (1) termination of service as a director, or, if earlier, the date of a change of control, or (2) the expiration of the six month period following the grant of such shares. The per share weighted average fair value of shares granted was $42 in 1998, $28 in 1997 and $19 in 1996.

     Beginning in 1997, non-employee directors may defer up to 100% of their eligible compensation, subject to the terms and conditions of the Pitney Bowes Deferred Incentive Savings Plan for directors. Participants may allocate deferred compensation among specified investment choices, including the Directors' Stock Plan. Stock options acquired under this plan are exercisable three years following their grant and expire after a period not to exceed ten years. There were 4,822 and 1,994 options outstanding under this plan at December 31, 1998 and 1997, respectively. The per share weighted average fair value of options granted was $12 in 1998 and $9 in 1997.

10.  Earnings per share

     A reconciliation of the basic and diluted earnings per share computations for income from continuing operations for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                         1998
                                      ------------------------------------------
                                                                           Per
                                           Income            Shares      Share
     ---------------------------------------------------------------------------


     Income from
      continuing operations              $542,512
     Less:
      Preferred stock dividends                (1)
      Preference stock dividends             (164)
                                         --------
     Basic earnings per share            $542,347       274,977,135      $1.98
                                         --------       -----------      -----

     Effect of dilutive securities:
     Preferred stock                            1            16,863
     Preference stock                         164         1,250,592
     Stock options                                        2,892,149
     Other                                                  519,864
                                        ---------       -----------
     Diluted earnings per share          $542,512       279,656,603      $1.94
                                        =========       ===========      =====

                                                          1997
                                      ------------------------------------------
                                                                           Per
                                           Income            Shares      Share
     ---------------------------------------------------------------------------

     Income from
       continuing operations             $492,352
     Less:
       Preferred stock dividends               (1)
       Preference stock dividends            (179)
                                         --------
     Basic earnings per share            $492,172       288,782,996      $1.70
                                         --------       -----------      -----

     Effect of dilutive securities:
     Preferred stock                            1            21,420
     Preference stock                         179         1,355,116
     Stock options                                        2,068,442
     Other                                                  289,142
                                         --------       -----------
     Diluted earnings per share          $492,352       292,517,116      $1.68
                                         ========       ===========      =====

                                                       1996
                                     -------------------------------------------
                                                                           Per
                                           Income            Shares      Share
     ---------------------------------------------------------------------------

     Income from
       continuing operations             $442,529
     Less:
       Preferred stock dividends               (1)
       Preference stock dividends            (194)
                                         ---------
     Basic earnings per share            $442,334       298,233,766      $1.48
                                         ---------      -----------      -----

     Effect of dilutive securities:
     Preferred stock                            1            22,882
     Preference stock                         194         1,453,512
     Stock options                                        1,344,634
     Other                                                  248,562
                                         --------       -----------
     Diluted earnings per share          $442,529       301,303,356      $1.47
                                         ========       ===========      =====

11.  Taxes on income

     Income from continuing operations before income taxes and the provision for income taxes consist of the following:

                                                Years ended December 31
                                        ---------------------------------------
                                              1998          1997           1996
    ---------------------------------------------------------------------------
    Income from continuing
     operations before
     income taxes:
     U.S.                                 $732,214      $663,194       $613,238
     Outside the U.S.                       92,390        85,231         27,521
                                          --------      --------       --------

    Total                                 $824,604      $748,425       $640,759
                                          ========      ========       ========

    Provision for income taxes:

      U.S. federal:
        Current                           $ 87,326      $ 92,517       $ 54,597
        Deferred                           130,479       108,645         85,126
                                          --------      --------       --------

                                           217,805       201,162        139,723
                                          --------      --------       --------
      U.S. state and local:
        Current                             21,046        39,313         12,808
        Deferred                            23,566        (6,969)        26,344
                                          --------      ---------      --------

                                            44,612        32,344         39,152
                                          --------      --------       --------
      Outside the U.S.:
        Current                             29,919        33,596         28,694
        Deferred                           (10,244)      (11,029)        (9,339)
                                          --------      --------       --------

                                            19,675        22,567         19,355
                                          --------      --------       --------

      Total current                        138,291       165,426         96,099
      Total deferred                       143,801        90,647        102,131
                                          --------      --------       --------

    Total                                 $282,092      $256,073       $198,230
                                          ========      ========       ========

    Including discontinued operations, the provision for income taxes consists of the following:

    Years ended December 31                   1998          1997          1996
    --------------------------------------------------------------------------
    U.S. federal                          $236,031      $219,291      $154,200
    U.S. state and local                    45,767        35,213        41,415
    Outside the U.S.                        19,675        22,567        19,355
    --------------------------------------------------------------------------
    Total                                 $301,473      $277,071      $214,970
    ==========================================================================

    In 1996 through 1998, the company recognized a reduction in tax expense on account of its investment in a life insurance program. In 1996, the company recognized U.S. tax benefits from the write-off of its Australian investment and from restructuring its Australian operations.

   A reconciliation of the U.S. federal statutory rate to the company's effective tax rate for continuing operations follows:

                                             1998         1997           1996
   -----------------------------------------------------------------------------
    U.S. federal statutory rate              35.0%        35.0%          35.0%
    State and local income taxes              3.5          2.9            4.0
    Foreign tax differential                 (1.5)        (1.0)          (0.2)
    Australian write-off                        -            -           (2.6)
    Life insurance investment                (0.3)        (0.8)          (1.7)
    Other                                    (2.5)        (1.9)          (3.6)
   -----------------------------------------------------------------------------
    Effective income tax rate                34.2%         34.2%         30.9%
   =============================================================================

    The effective tax rate for discontinued operations in 1998, 1997 and 1996 differs from the statutory rate due primarily to state and local income taxes.


    Deferred tax liabilities and (assets)

    ----------------------------------------------------------------------
    December 31                                         1998          1997
    ----------------------------------------------------------------------

    Deferred tax liabilities:
     Depreciation                                 $  113,455    $   97,988
     Deferred profit
      (for tax purposes) on
      sales to finance subsidiaries                  416,941       393,645
     Lease revenue and
      related depreciation                           823,914       843,422
     Other                                           134,147       109,621
                                                   ---------     ---------

    Deferred tax liabilities                       1,488,457     1,444,676
                                                   ---------     ---------

    Deferred tax assets:
     Nonpension postretirement
      benefits                                      (122,481)     (125,377)
     Inventory and
      equipment capitalization                       (40,745)      (38,191)
     Net operating loss carryforwards                (64,035)      (43,602)
     Other                                          (219,947)     (244,171)
     Valuation allowance                              60,957        41,301
                                                  ----------    ----------

    Deferred tax assets                             (386,251)     (410,040)
                                                  ----------    ----------

    Net deferred taxes                             1,102,206     1,034,636
    Less: Current net deferred taxes (a)             181,685       128,868
                                                  ----------    ----------
    Deferred taxes on income                      $  920,521    $  905,768
                                                  ===========   ==========

    (a) The table of deferred tax liabilities and (assets) above includes $181.7 million and $128.9 million for 1998 and 1997, respectively, of current net deferred taxes, which are included in income taxes payable in the Consolidated Balance Sheets.

     The increase in the deferred tax asset for net operating loss carryforwards and related valuation allowance was due mainly to finalized German audits for years 1991 to 1994, as well as losses incurred by certain foreign subsidiaries. At December 31, 1998 and 1997, approximately $131.1 million and $94.5 million, respectively, of net operating loss carryforwards were available to the company. Most of these losses can be carried forward indefinitely.

12.   Retirement plans and nonpension postretirement benefits

      The company has several defined benefit and defined contribution pension plans covering substantially all employees worldwide. Benefits are primarily based on employees' compensation and years of service. Company contributions are determined based on the funding requirements of U.S. federal and other governmental laws and regulations.

      During 1997, the company announced that it amended its U.S. defined benefit pension plan to a pay equity plan for most of its active U.S. employees. A pay equity plan is a defined benefit pension plan in which pension benefits are defined as a lump sum amount based on final average pay. The prior plan was a defined benefit plan in which pension benefits were defined as annual annuity amounts based on final average pay. In addition, the company enhanced the employer contributions to the U.S. defined contribution plan. The net impact of these changes was a reduction in 1997 U.S. pension plan costs of approximately $15.4 million and a reduction in the projected benefit obligation for the U.S. defined benefit plan of $74.3 million. The reduction in pension cost and the projected benefit obligation result from the fact that the value of pension benefits are lower under the pay equity plan than under the prior plan using the actuarial assumptions disclosed.

      The company contributed $32 million, $16.9 million and $10.1 million to its defined contribution plans in 1998, 1997 and 1996, respectively.

      The change in benefit obligations and plan assets and the funded status for defined benefit pension plans is as follows:

                                                                              Pension Benefits
                                                        ---------------------------------------------------------
                                                              United States                     Foreign
                                                        --------------------------      -------------------------
    December 31                                                  1998         1997            1998           1997
    -------------------------------------------------------------------------------------------------------------
    Change in benefit obligation:
    Benefit obligations at beginning of year               $  968,950     $995,009        $179,713       $162,613
    Service cost                                               22,754       22,780           5,641          6,771
    Interest cost                                              70,341       67,111          12,293         12,515
    Amendments                                                      -      (74,266)          1,393              -
    Actuarial loss                                             40,708        5,581          19,722          9,029
    Foreign currency changes                                        -            -          (4,543)        (2,106)
    Benefits paid                                             (72,374)     (47,265)         (9,709)        (9,109)
                                                        --------------------------     --------------------------
    Benefit obligations at end of year                     $1,030,379     $968,950        $204,510       $179,713
                                                        ==========================     ==========================
    Change in plan assets:
    Fair value of plan assets at beginning
     of year                                               $  959,632     $868,752        $209,629       $179,040
    Actual return on plan assets                              134,853      136,629           2,819         34,525
    Company contribution                                        1,306        1,516           6,396          6,489
    Foreign currency changes                                        -            -          (6,556)        (1,316)
    Benefits paid                                             (72,374)     (47,265)         (9,709)        (9,109)
                                                        --------------------------     --------------------------
    Fair value of plan assets at end of year               $1,023,417     $959,632        $202,579       $209,629
                                                        ==========================     ==========================

    Funded status                                            $ (6,962)    $ (9,318)       $ (1,931)      $ 29,916
    Unrecognized actuarial (gain) loss                        (23,902)      (7,854)          8,353        (20,317)
    Unrecognized prior service cost                           (46,318)     (49,845)          5,448          5,789
    Unrecognized transition cost                               (6,278)      (9,457)         (6,221)        (9,283)
                                                        --------------------------     --------------------------
    (Accrued) prepaid benefit cost                           $(83,460)    $(76,474)       $  5,649       $  6,105
                                                        ==========================     ==========================


    Amounts recognized in the Consolidated Balance
      Sheets consist of:
    Prepaid benefit cost                                 $      -      $      -          $ 16,181         $ 13,373
    Accrued benefit liability                             (83,460)      (76,474)          (10,532)          (7,268)
    Additional minimum liability                                -          (353)             (136)            (875)
    Intangible asset                                            -           353               136              875
                                                        ------------------------        --------------------------
    (Accrued) prepaid benefit cost                        (83,460)      (76,474)         $  5,649         $  6,105
                                                        ========================        ==========================

    Weighted average assumptions:
    Discount rate                                            7.00%         7.25%        3.5%-7.0%        4.0%-7.8%
    Expected return on plan assets                           9.30%         9.50%        4.0%-8.3%        4.0%-9.0%
    Rate of compensation increase                            4.25%         4.25%        2.0%-5.0%        2.0%-5.0%

    At December 31, 1998, 34,900 shares of the company's common stock with a fair value of $2.3 million were included in the plan assets of the company's pension plan.

    The company provides certain health care and life insurance benefits to eligible retirees and their dependents. The cost of these benefits are recognized over the period the employee provides credited service to the company. Substantially all of the company's U.S. and Canadian employees become eligible for retiree health care benefits after reaching age 55 and with the completion of the required service period. Postemployment benefits included primarily company-provided medical benefits to disabled employees and company-provided life insurance as well as other disability and death-related benefits to former or inactive employees, their beneficiaries and covered dependents.

    During 1997, the company amended its retiree medical program for current and future retirees of Pitney Bowes Management Services who will now have increased contributions.

    The change in benefit obligations and plan assets and the funded status for nonpension postretirement benefit plans is as follows:

                                                             Nonpension Postretirement Benefits
                                                          -----------------------------------------
    December 31                                                    1998                        1997
    -----------------------------------------------------------------------------------------------
    Change in benefit obligation:
    Benefit obligations at beginning of year                  $ 306,722                   $ 304,756
    Service cost                                                  9,423                       9,688
    Interest cost                                                18,952                      18,770
    Plan participants' contributions                              1,305                       1,419
    Actuarial gain                                                 (720)                     (6,366)
    Foreign currency changes                                       (464)                       (323)
    Benefits paid                                               (19,938)                    (19,488)
    Plan amendments                                                (581)                     (1,734)
                                                              ---------                   ---------
    Benefit obligations at end of year                        $ 314,699                   $ 306,722
                                                              =========                   =========

    Change in plan assets:
    Fair value of plan assets at beginning of
     year                                                     $       -                   $       -
    Company contribution                                         18,633                      18,069
    Plan participants' contributions                              1,305                       1,419
    Benefits paid                                               (19,938)                    (19,488)
                                                              ---------                   ---------
    Fair value of plan assets at end of year                  $       -                   $       -
                                                              =========                   =========

    Funded status                                             $(314,699)                  $(306,722)
    Unrecognized actuarial gain                                  (2,094)                     (1,057)
    Unrecognized prior service cost                              (7,826)                    (23,141)
                                                              ---------                   ---------
    Accrued benefit cost                                      $(324,619)                  $(330,920)
                                                              =========                   =========

    The  assumed   weighted-average   discount  rate  used  in  determining  the
    accumulated postretirement benefit obligations was 7.0% in 1998 and 7.25% in 1997.

    The components of the net periodic benefit cost for defined pension plans and nonpension postretirement benefit plans are as follows:

                                                                     Pension Benefits
                                           --------------------------------------------------------------------
                                                    United States                            Foreign
                                           --------------------------------    --------------------------------
                                              1998        1997        1996        1998        1997         1996
                                           --------------------------------    --------------------------------
    Service cost                           $22,754     $22,780     $31,952     $ 5,641     $ 6,771      $ 6,046
    Interest cost                           70,341      67,111      69,292      12,293      12,515       10,882
    Expected return on plan assets         (78,100)    (75,518)    (70,500)    (14,779)    (14,676)     (12,288)
    Amortization of transition cost         (3,179)     (3,179)     (3,179)     (1,604)     (1,614)      (1,693)
    Amortization of prior service costs     (3,784)     (3,766)      2,380       1,595       1,477        1,555
    Recognized net actuarial loss              559         977       1,232           -           7         (201)
                                           ---------------------------------- ---------------------------------
    Net periodic benefit cost              $ 8,591     $ 8,405     $31,177     $ 3,146     $ 4,480      $ 4,301
                                           ================================== =================================


                                                 Nonpension Postretirement Benefits
                                           ------------------------------------------
                                              1998            1997               1996
                                           ------------------------------------------
   Service cost                            $ 9,423         $ 9,688            $10,445
   Interest cost                            18,952          18,770             17,654
   Amortization of prior service costs     (15,873)        (16,045)           (16,000)
   Recognized net actuarial loss                58               -                 54
                                           ------------------------------------------
   Net periodic benefit cost               $12,560         $12,413            $12,153
                                           ==========================================

    The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligations was 7.0% in 1998 and 7.25% in 1997. This was assumed to gradually decline to 3.75% by the year 2000 and remain at that level thereafter for 1998 and 1997.

    Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions):

                                             1-Percentage-        1-Percentage-
                                            Point Increase       Point Decrease
                                            --------------       --------------
    Effect on total of service and
      interest cost components                     $   977              $   936
    Effect on postretirement benefit
      obligation                                    12,769               12,050

13. Discontinued Operations

    On June 30, 1999, the company committed itself to a formal plan to dispose of Atlantic Mortgage & Investment Corporation (AMIC), a wholly owned subsidiary of the company, in a manner that maximizes long-term shareholder value.

       Revenue of AMIC was $129.6 million, $73.2 million and $53.0 million for the years ended December 31, 1998, 1997, and 1996, respectively. Net interest expense (income) allocated to AMIC's discontinued operations was $4.9 million, $0.1 million and $(1.8) million for the years ended December 31, 1998, 1997 and 1996, respectively. Interest has been allocated based on AMIC's net intercompany borrowing levels with PBCC, a wholly owned subsidiary of the company, charged at PBCC's weighted average borrowing rate, offset by the interest savings PBCC realizes due to borrowings against AMIC's escrow deposits as opposed to regular commercial paper borrowings.

       On October 30, 1998, Colonial Pacific Leasing Corporation (CPLC), a wholly owned subsidiary of the company, transferred the operations, employees and substantially all assets related to its broker-oriented external financing business to General Electric Capital Corporation
       (GECC), a subsidiary of the General Electric Company. The company received approximately $790 million at closing, which approximates the book value of the net assets sold or otherwise disposed of and related transaction costs. The transaction is subject to post-closing adjustments pursuant to the terms of the purchase agreement with GECC entered into on October 12, 1998. The company does not expect the effect of any adjustments to be significant.

       Revenue of CPLC was $113.8 million, $180.5 million and $163.0 million for the years ended December 31, 1998, 1997 and 1996, respectively. Income from discontinued operations includes allocated interest expense of $33.9 million, $46.2 million and $40.7 million for the years ended December 31, 1998, 1997 and 1996, respectively. Interest expense has been allocated based on CPLC's intercompany borrowing levels with PBCC, charged at PBCC's weighted average borrowing rate.

       Operating results of both AMIC and CPLC have been segregated and reported as discontinued operations in the Consolidated Statements of Income. Prior year results have been reclassified to conform to the current year presentation. Net assets of discontinued operations have not been separately classified in the Consolidated Balance Sheets at December 31, 1998 and 1997. Cash flow impacts of discontinued operations have not been segregated in the Consolidated Statements of Cash Flows. Details of income from discontinued operations, net of taxes, are as follows:

                                                                  1998              1997             1996
                                                               -------           -------          -------
       AMIC                                                    $25,429           $16,650          $10,080
       CPLC                                                      8,453            17,025           16,804
                                                               -------           -------          -------

       Income from discontinued operations                     $33,882           $33,675          $26,884
                                                               =======           =======          =======





14.    Commitments, contingencies and regulatory matters

       The company's finance subsidiaries had no unfunded commitments to extend credit to customers at December 31, 1998. The company evaluates each customer's credit-worthiness on a case-by-case basis. Upon extension of credit, the amount and type of collateral obtained, if deemed necessary by the company, is based on management's credit assessment of the customer. Fees received under the agreements are recognized over the commitment period. The maximum risk of loss arises from the possible non-performance of the customer to meet the terms of the credit agreement. As part of the company's review of its exposure to risk, adequate provisions are made for finance assets, which may be uncollectible.

       From time to time, the company is a party to lawsuits that arise in the ordinary course of its business. These lawsuits may involve litigation by or against the company to enforce contractual rights under vendor, insurance, or other contracts; lawsuits relating to intellectual property or patent rights; equipment, service or payment disputes with customers; disputes with employees; or other matters. The company is currently a defendant in a number of lawsuits, none of which should have, in the opinion of management and legal counsel, a material adverse effect on the company's financial position or results of operations.

       The company is subject to federal, state and local laws and regulations concerning the environment, and is currently participating in administrative or court proceedings as a participant in various groups of potentially responsible parties. As previously announced by the company, in 1996 the Environmental Protection Agency (EPA) issued an administrative order directing the company to be part of a soil cleanup program at the Sarney Farm site in Amenia, New York. The site was operated as a landfill between the years 1968 and 1970 by parties unrelated to the company, and wastes from a number of industrial sources were disposed there. The company does not concede liability for the condition of the site, but is working with the EPA to identify and then seek reimbursement from other potentially responsible parties. The company estimates that the cost of this remediation effort will range between $3 million and $5 million for the soil remediation program. All of these proceedings are at various stages of activity, and it is impossible to estimate with any certainty the total cost of remediating, the timing and extent of remedial actions which may be required by governmental authorities, or the amount of liability, if any, of the company. If and when it is possible to make a reasonable estimate of the company's liability in any of these matters, we will make a financial provision as appropriate. Based on facts presently known, the company does not believe that the outcome of these proceedings will have a material adverse effect on its financial condition.

       In May 1996, the USPS issued a proposed schedule for the phaseout of mechanical meters in the U.S. Between May 1996 and March 1997, the company worked with the USPS to negotiate a revised mechanical meter migration schedule. The final schedule agreed to with the USPS is as follows: (i) as of June 1, 1996, new placements of mechanical meters would no longer be permitted. Replacements of mechanical meters previously licensed to customers would be permitted prior to the applicable suspension date for that category of mechanical meter; (ii) as of March 1, 1997, use of mechanical meters by persons or firms who process mail for a fee would be suspended and would have to be removed from service; (iii)as of December 31, 1998, use of mechanical meters that interface with mail machines or processors ("systems meters") would be suspended and would have to be removed from service; (iv) as of March 1, 1999, use of all other mechanical meters ("stand-alone meters") would be suspended and have to be removed from service.

       As a result of the company's aggressive efforts to meet the USPS mechanical meter migration schedule combined with the company's ongoing and continuing investment in advanced postage evidencing technologies, mechanical meters represent less than 10% of the company's installed U.S. meter base at December 31, 1998, compared with 25% at December 31, 1997. At December 31, 1998, over 90% of the company's installed U.S. meter base is electronic or digital, compared to 75% at December 31, 1997. The company continues to work in close cooperation with the USPS to convert those mechanical meter customers who have not migrated to digital or electronic meters by the applicable USPS deadline.

       In May 1995, the USPS publicly announced its concept of its Information Based Indicia Program (IBIP) for future postage evidencing devices. As initially stated by the USPS, the purpose of the program was to develop a new standard for future digital postage evidencing devices which significantly enhanced postal revenue security and supported expanded USPS value-added services to mailers. The program would consist of the development of four separate specifications: (i)the Indicium specification-the technical specifications for the indicium to be printed; (ii)a Postal Security Device specification-the technical specification for the device that would contain the accounting and security features of the system;(iii)a Host specification; and (iv)a Vendor Infrastructure specification.

       In July 1996, the USPS published for public comment draft specifications for the Indicium, Postal Security Device and Host specifications. The company submitted extensive comments to these four specifications. In March 1997 the USPS published for public comment the Vendor Infrastructure specification.

       In August 1998, the USPS published for public comment a consolidated and revised set of IBIP specifications entitled "Performance Criteria for Information Based Indicia and Security Architecture for IBI Postage Metering Systems" (the IBI Performance Criteria). The IBI Performance Criteria consolidated the four aforementioned IBIP specifications and incorporated many of the comments previously submitted by the company. The company submitted its comments to the IBI Performance Criteria on November 30, 1998.

       As of December 31, 1998, the company is in the process of finalizing the development of a PC product which satisfies the proposed IBI Performance Criteria. This product is currently undergoing BETA testing and is expected to be ready for market upon final approval from the USPS.

15.    Leases

       In addition to factory and office facilities owned, the company leases similar properties, as well as sales and service offices, equipment and other properties, generally under long-term lease agreements extending from three to 25 years. Certain of these leases have been capitalized at the present value of the net minimum lease payments at inception. Amounts included under liabilities represent the present value of remaining lease payments.

       Future minimum lease payments under both capital and operating leases at December 31, 1998 are as follows:
                                                         Capital     Operating
       Years ending December 31                           leases        leases
       ------------------------                         --------      --------

       1999                                              $ 3,238      $ 57,228
       2000                                                2,880        44,283
       2001                                                2,739        33,196
       2002                                                2,334        24,707
       2003                                                1,977        17,428
       Thereafter                                          2,069        43,446
                                                         -------      --------
       Total minimum lease payments                      $15,237      $220,288
                                                                      ========


       Less: amount representing interest                  5,095
                                                         -------

       Present value of net minimum
        lease payments                                   $10,142
                                                         =======

       Rental expense was $110.9 million, $116.3 million and $120.5 million in 1998, 1997 and 1996, respectively.

16.    Financial services

       The company has several consolidated finance operations which are engaged in lease financing of the company's products in the U.S., Canada, the U.K., Germany, France, Norway, Ireland, Australia, Austria, Switzerland and Sweden as well as other financial services to the commercial and industrial markets in the U.S.

       As discussed in Note 13, CPLC, transferred the operations, employees and substantially all assets related to its broker-oriented external financing business to General Electric Capital Corporation (GECC), a subsidiary of the General Electric Company. The company received approximately $790 million at closing, which approximates the book value of the net assets sold or otherwise disposed of and related transaction costs. The transaction is subject to post-closing adjustments pursuant to the terms of the purchase agreement with GECC entered into on October 12, 1998. As a result, the operating results of CPLC have been excluded from continuing operations.

       On August 21, 1997, the company announced that it had entered into an agreement with GATX Capital Corporation (GATX Capital), a subsidiary of GATX Corporation, which reduced the company's external large-ticket finance portfolio by approximately $1.1 billion. This represented approximately 50% of the company's external large-ticket portfolio and reflects the company's ongoing strategy of focusing on fee- and service-based revenue rather than asset-based income.

       Under the terms of the agreement, the company transferred external large-ticket finance assets through a sale to GATX Capital and an equity investment in a limited liability company owned by GATX Capital and the company. The company received approximately $863 million in net cash relating to this transaction during 1997 and 1998. At December 31, 1998, the company retained approximately $166 million of equity investment in a limited liability company along with GATX Capital.

       Condensed financial data for the consolidated finance operations follows:

       Condensed summary of operations

       Years ended December 31                   1998         1997        1996
       -----------------------------------------------------------------------
       Revenue                               $600,693     $608,641    $631,790
                                             --------     --------    --------

       Costs and expenses                     184,213      180,100     199,032
       Interest, net                          139,845      167,490     175,519
                                             --------     --------    --------

         Total expenses                       324,058      347,590     374,551
                                             --------     --------    --------

       Income before
         income taxes                         276,635      261,051     257,239
       Provision for
         income taxes                          71,952       72,279      81,229
                                             --------     --------    --------

       Income from continuing operations      204,683      188,772     176,010
       Discontinued operations                  8,453       17,025      16,804
                                             --------     --------    --------
       Net income                            $213,136     $205,797    $192,814
                                             ========     ========    ========

       Condensed balance sheet

       December 31                                      1998           1997
       --------------------------------------------------------------------

       Cash and cash equivalents                  $   27,057     $   41,637
       Finance receivables, net                    1,400,786      1,546,542
       Accounts receivable                           560,177        263,738
       Other current assets and
         prepayments                                  54,846         54,753
                                                  ----------     ----------

        Total current assets                       2,042,866      1,906,670

       Long-term finance receivables, net          1,999,339      2,581,349
       Investment in leveraged leases                827,579        727,783
       Other assets                                  315,821        281,244
                                                  ----------     ----------

       Total assets                               $5,185,605     $5,497,046
                                                  ==========     ==========

       Accounts payable and
        accrued liabilities                       $  499,204     $  423,462
       Income taxes payable                          146,913        102,110
       Notes payable and
        current portion
        of long-term obligations                     699,453      1,897,915
                                                  ----------     ----------

         Total current liabilities                 1,345,570      2,423,487

       Deferred taxes on income                      349,082        423,832
       Long-term debt                              2,097,737      1,378,827
       Other noncurrent liabilities                      878          4,042
                                                  ----------     ----------

         Total liabilities                         3,793,267      4,230,188
                                                  ----------     ----------

       Equity                                      1,392,338      1,266,858
                                                  ----------     ----------

       Total liabilities and equity               $5,185,605     $5,497,046
                                                  ==========     ==========

       Finance receivables are generally due in monthly, quarterly or semiannual installments over periods ranging from three to 15 years. In addition, 18.6% of the company's net finance assets represent secured commercial and private jet aircraft transactions with lease terms ranging from three to 25 years. The company considers its credit risk for these leases to be minimal since all aircraft lessees are making payments in accordance with lease agreements. The company believes any potential exposure in aircraft investment is mitigated by the value of the collateral as the company retains a security interest in the leased aircraft.

       Maturities of gross finance receivables and notes payable for the finance operations are as follows:

                                    Gross finance     Notes payable, current
       Years ending December 31       receivables         and long-term debt
       ----------------------------------------------------------------------

       1999                            $1,727,361                 $  699,453
       2000                               868,840                     60,857
       2001                               606,453                    482,000
       2002                               316,165                    100,000
       2003                               111,863                    400,000
       Thereafter                         271,903                  1,054,880
                                       ----------                 ----------

       Total                           $3,902,585                 $2,797,190
                                       ==========                 ==========

     Finance operations' net purchases of Pitney Bowes equipment amounted to $750.8 million, $667.3 million and $645.4 million in 1998, 1997 and 1996, respectively.

     The components of net finance receivables were as follows:

     December 31                                   1998            1997
     ---------------------------------------------------------------------

     Gross finance receivables              $ 3,902,585        $ 4,756,947
     Residual valuation                         479,777            527,503
     Initial direct cost deferred                55,176             93,438
     Allowance for credit losses               (130,775)          (132,308)
     Unearned income                           (906,638)        (1,117,689)
                                            -----------        -----------

     Net finance receivables                $ 3,400,125        $ 4,127,891
                                            ===========        ===========

     The company's net investment in leveraged leases is composed of the following elements:

     December 31                                   1998            1997
     ------------------------------------------------------------------

     Net rents receivable                    $  955,563      $  810,750
     Unguaranteed residual
       valuation                                608,858         609,737
     Unearned income                           (736,842)       (692,704)
                                             ----------      ----------

     Investment in leveraged leases             827,579         727,783
     Deferred taxes arising from
       leveraged leases                        (477,814)       (300,164)
                                             ----------      ----------

     Net investment in
       leveraged leases                      $  349,765      $  427,619
                                             ==========      ==========

     Following is a summary of the components of income from leveraged leases:

     Years ended December 31              1998           1997           1996
     -----------------------------------------------------------------------
     Pretax leveraged
      lease income                    $  20,671     $   6,797      $   8,497
     Income tax effect                    9,990        16,110          6,501
                                       --------    ----------      ---------
     Income from
      leveraged leases                $  30,661     $  22,907      $  14,998
                                      =========     =========      =========

     Leveraged lease assets acquired by the company are financed primarily through nonrecourse loans from third-party debt participants. These loans are secured by the lessee's rental obligations and the leased property. Net rents receivable represent gross rents less the principal and interest on the nonrecourse debt obligations. Unguaranteed residual values are principally based on independent appraisals of the values of leased assets remaining at the expiration of the lease.

     Leveraged lease investments include $301.6 million related to commercial real estate facilities, with original lease terms ranging from five to 25 years. Also included are seven aircraft transactions with major commercial airlines, with a total investment of $297.5 million with original lease terms ranging from 22 to 25 years and transactions involving locomotives, railcars and rail and bus facilities, with a total investment of $228.4 million and original lease terms ranging from 15 to 44 years.

     The company has sold net finance receivables with varying amounts of recourse in privately placed transactions with third-party investors. The uncollected principal balance of receivables sold and residual guarantee contracts totaled $545.0 million and $502.0 million at December 31, 1998 and 1997, respectively. The maximum risk of loss arises from the possible non-performance of lessees to meet the terms of their contracts and from changes in the value of the underlying equipment. Conversely, these contracts are supported by the underlying equipment value and creditworthiness of customers. As part of the review of its exposure to risk, the company believes adequate provisions have been made for sold receivables, which may be uncollectible.

     The company has invested in various types of equipment under operating leases; the net investment at December 31, 1998 and 1997 was not significant.

17.  Business segment information

     For a description of the company's reportable segments and the types of products and services from which each reported segment derives revenue, see "Overview" on page 12. That information is incorporated herein by reference. The information set forth below should be read in conjunction with such information. The accounting policies of the segments are the same as those described in the summary of significant accounting policies, with the exception of the items outlined below.

     Operating profit of each segment is determined by deducting from revenue the related costs and operating expenses directly attributable to the segment. Segment operating profit excludes general corporate expenses, income taxes and net interest attributable to corporate debt. Interest from financial services businesses includes intercompany interest. Identifiable assets are those used in the company's operations and exclude cash, and cash equivalents, short-term investments and general corporate assets. Long lived assets exclude finance receivables, investment in leveraged leases and mortgage servicing rights.

     Revenue and operating profit by business segment and geographic area for the years ended 1996 to 1998 were as follows:

                                                   Revenue
                             ------------------------------------------------
     (in millions)                  1998              1997               1996
   --------------------------------------------------------------------------
   Business Segments:
    Mailing and
     Integrated Logistics         $2,707            $2,552             $2,402
    Office Solutions               1,216             1,089                983
    Capital Services                 168               206                258
                                  ------            ------             ------

    Total                         $4,091            $3,847             $3,643
                                  ======            ======             ======


   Geographic areas:
    United States                 $3,505            $3,285             $3,082
    Outside the
     United States                   586               562                561
                                  ------            ------             ------

    Total                         $4,091            $3,847             $3,643
                                  ======            ======             ======

Page 54
                                               Operating Profit
                              ---------------------------------------------
 (in millions)                     1998              1997              1996
---------------------------------------------------------------------------
   Business segments:
      Mailing and
       Integrated Logistics        $660              $582              $474
      Office Solutions              235               197               172
      Capital Services               52                48                60
                                   ----              ----              ----

   Total                           $947              $827              $706
                                   ====              ====              ====

   Geographic areas:
      United States                $860              $748              $674
      Outside the
       United States(a)              87                79                32
                                   ----              ----              ----

   Total                           $947              $827              $706
                                   ====              ====              ====

(a)In 1996, excluding the Australian charge of $30 million, operating profit for the Mailing and Integrated Logistics segment would have been $504 million and the operating profit for the geographic area outside the United States would have been $62 million. See discussion of selling, service and administrative expense on page 14.

Additional segment information is as follows:
                                               Years ended December 31
                                     -----------------------------------------
 (in millions)                             1998          1997             1996
------------------------------------------------------------------------------

  Depreciation and
    amortization:
      Mailing and
       Integrated Logistics                $177           $167           $166
      Office Solutions                       88             74             62
      Capital Services                       16             15             14
                                           ----           ----           ----

  Total                                    $281           $256           $242
                                           ====           ====           ====

  Net interest expense:
      Mailing and
       Integrated Logistics                $ 63           $ 58           $ 52
      Office Solutions                        5              5              4
      Capital Services                       72            104            120
                                           ----           ----           ----

  Total                                    $140           $167           $176
                                           ====           ====           ====

                                                 December 31
                                     -------------------------
 (in millions)                              1998          1997
  ------------------------------------------------------------

    Net additions to
      long-lived assets:
        Mailing and
         Integrated Logistics               $177          $176
        Office Solutions                     123            98
        Capital Services                      16           (42)
                                            ----          ----

    Total                                   $316          $232
                                            ====          ====

    Identifiable assets:
      Mailing and
       Integrated Logistics               $3,893        $3,596
      Office Solutions                       879           769
      Capital services                     2,012         2,020
                                           -----         -----

    Total                                 $6,784        $6,385
                                          ======        ======

   Identifiable long-lived assets by geographic areas:

   United States                          $1,561        $1,450
   Outside the United States                 195           182
                                          ------        ------

   Total                                  $1,756        $1,632
                                          ======        ======

  Reconciliation of Segment amounts to consolidated totals:
                                                Years ended December 31
                                         ------------------------------------
   (in millions)                            1998           1997          1996
   --------------------------------------------------------------------------
   Operating profit:
     Total operating profit for
       reportable segments                  $947           $827          $706
   Unallocated amounts:
     Net interest (corporate
       interest expense, net of
       intercompany transactions)            (17)             9            16
   Corporate expense                        (105)           (88)          (81)
                                            ----           ----          ----
   Income from continuing operations
     before income taxes                    $825           $748          $641
                                            ====           ====          ====

   Net interest expense:
     Total interest expense for
      reportable segments                   $140           $167          $176
   Net interest(corporate interest
      expense,net of intercompany
      transactions)                           17             (9)          (16)
                                            ----           ----          ----
   Consolidated net interest
     expense                                $157           $158          $160
                                            ====           ====          ====

   Depreciation and amortization:
    Total depreciation and
     amortization for reportable
     segments                               $281           $256          $242
    Corporate depreciation                    14             13            13
    Discontinued operations                   66             31            23
                                            ----           ----          ----
   Consolidated depreciation
    and amortization                        $361           $300          $278
                                            ====           ====          ====

                                                    December 31
                                           ----------------------------------
(in millions)                                              1998          1997
 ----------------------------------------------------------------------------

 Net additions to long-lived assets:
  Total additions for
   reportable segments                                   $  316        $  232
  Unallocated amounts                                         6            10
  Discontinued operations                                     3             8
                                                         ------        ------
 Consolidated additions to
  long-lived assets                                      $  325        $  250
                                                         ======        ======

 Total assets:
  Total identifiable assets
   by reportable segments                                $6,784        $6,385
  Cash and cash equivalents and
   short-term investments                                   129           139
  General corporate assets                                  138           147
  Discontinued operations                                   610         1,222
                                                         ------        ------

 Consolidated assets                                     $7,661        $7,893
                                                         ======        ======

18.  Fair value of financial instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Cash, cash equivalents, short-term investments, accounts receivable, accounts payable and notes payable
     The carrying amounts approximate fair value because of the short maturity of these instruments.

     Investment securities
     The fair value of investment securities is estimated based on quoted market prices, dealer quotes and other estimates.

     Loans receivable
     The fair value of loans receivable is estimated based on quoted market prices, dealer quotes or by discounting the future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and similar remaining maturities.

     Long-term debt
     The fair value of long-term debt is estimated based on quoted dealer prices for the same or similar issues.

     Interest rate swap agreements and foreign currency exchange contracts
     The fair values of interest rate swaps and foreign currency exchange contracts are obtained from dealer quotes. These value represent the estimated amount the company would receive or pay to terminate agreements taking into consideration current interest rates, the creditworthiness of the counterparties and current foreign currency exchange rates.

     MSR hedge
     The fair values of the MSR hedge are obtained from the dealer quotes. The interest rate swap portion represents the estimated amount the company would receive or pay to terminate the agreements, taking into consideration current interest rates and creditworthiness of the counterparties. The interest rate floor portion represents the difference between the market value and amounts paid to enter into the contracts.

     Residual, conditional commitment and financial guarantee contracts
     The fair values of residual and conditional commitment guarantee contracts are based on the projected fair market value of the collateral as compared to the guaranteed amount plus a commitment fee generally required by the counterparty assuming the guarantee. The fair value of financial guarantee contracts represents the estimate of expected future losses.

     Transfer of receivables with recourse
     The fair value of the recourse liability represents the estimate of expected future losses. The company periodically evaluates the adequacy of reserves and estimates of expected losses; if the resulting evaluation of expected losses differs from the actual reserve, adjustments are made to the reserve.

    The estimated fair value of the company's financial instruments at December 31, 1998 is as follows:
                                            Carrying                     Fair
                                            value(a)                    value
    -------------------------------------------------------------------------
    Investment securities                     $9,022                   $9,898
    Loans receivable                        $453,558                 $469,159
    Long-term debt                       $(1,954,434)             $(2,058,237)
    Interest rate swaps                      $(2,142)                $(31,912)
    Foreign currency
      exchange contracts                      $1,867                     $652
    MSR hedge                                 $3,950                   $2,864
    Residual, conditional
      commitment and financial
      guarantee contracts                    $(2,077)                 $(3,460)
    Transfer of receivables with
      recourse                              $(42,805)                $(42,805)
    -------------------------------------------------------------------------

    (a) Carrying value includes accrued interest and deferred fee income, where applicable.

    The estimated fair value of the company's financial instruments at December 31, 1997 is as follows:

                                            Carrying                     Fair
                                            value(a)                    value
    -------------------------------------------------------------------------

    Investment securities                    $20,124                  $20,015
    Loans receivable                        $357,227                 $358,941
    Long-term debt                       $(1,321,497)             $(1,396,369)
    Interest rate swaps                      $(1,242)                $(28,551)
    Foreign currency
      exchange contracts                        $735                   $4,542
    Residual, conditional
      commitment and financial
      guarantee contracts                    $(6,406)                 $(7,518)
    Transfer of receivables with
      recourse                               $(8,005)                 $(8,005)
    -------------------------------------------------------------------------

    (a) Carrying value includes accrued interest and deferred fee income, where applicable.

19. Quarterly financial data (unaudited)

    Summarized quarterly financial data (dollars in millions, except for per share data) for 1998 and 1997 follows:

                                               Three Months Ended
                                 ----------------------------------------------
    1998                         March 31      June 30    Sept. 30      Dec. 31
    ---------------------------------------------------------------------------
    Total revenue                   $ 954      $ 1,015      $1,013      $ 1,109
    Cost of sales and rentals
      and financing                 $ 378      $   394      $  385      $   408

    Income from continuing
      operations                    $ 123      $   133      $  133       $  154
    Discontinued operations             7            9           8            9
                                    -----      -------      ------       ------

    Net income                      $ 130      $   142      $  141       $  163
                                    =====      =======      ======       ======

    Basic earnings per share:
      Continuing operations         $ .43      $   .49      $  .49       $  .57
      Discontinued operations         .03          .03         .03          .03
                                    -----      -------      ------       ------

    Net income                      $ .46      $   .52      $  .52       $  .60
                                    =====      =======      ======       ======

    Diluted earnings per share:
      Continuing operations         $ .43      $   .48      $  .48       $  .56
      Discontinued operations         .03          .03         .03          .03
                                    -----      -------      ------       ------

    Net income                      $ .46      $   .51      $  .51       $  .59
                                    =====      =======      ======       ======


                                                Three Months Ended
                                 ----------------------------------------------
    1997                         March 31      June 30    Sept. 30      Dec. 31
    ---------------------------------------------------------------------------
    Total revenue                    $911        $952         $955       $1,028
    Cost of sales and rentals
      and financing                  $351        $366         $372       $  394
    Income from continuing
      operations                     $114        $124         $120       $  135
    Discontinued operations             6           7            8           12
                                     ----        ----         ----       ------

    Net income                       $120        $131         $128       $  147
                                     ====        ====         ====       ======

    Basic earnings per share:
      Continuing operations          $.39        $.43         $.41       $  .48
      Discontinued operations         .02         .02          .03          .04
                                     ----        ----         ----       ------

    Net income                       $.41        $.45         $.44       $  .52
                                     ====        ====         ====       ======


    Diluted earnings per share:
      Continuing operations          $.38        $.43         $.41       $  .47
      Discontinued operations         .02         .02          .03          .04
                                     ----        ----         ----       ------

    Net income                       $.40        $.45         $.44       $  .51
                                     ====        ====         ====       ======

     The sum of the quarters of 1998 and 1997 may not equal the annual amount due to rounding.

        Report of Independent Accountants




        To the Stockholders and Board of Directors of Pitney Bowes Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Pitney Bowes Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




        PricewaterhouseCoopers LLP
        Stamford, Connecticut
        January 21, 1999, except as to Note 10,11,13,15 and 17 which are as of July 20, 1999

Stock Information

Dividends per common share



Quarter                      1998                        1997
-----------------------------------------------------------------------
First                       $.225                       $ .20
Second                       .225                         .20
Third                        .225                         .20
Fourth                       .225                         .20
-----------------------------------------------------------------------

Total                       $.900                       $ .80
=======================================================================


Quarterly price ranges of common stock



                                       1998

Quarter                     High                        Low
-----------------------------------------------------------------------
First                       51 15/16                    42 7/32
Second                      52 3/16                     44 13/16
Third                       58 3/16                     46 5/8
Fourth                      66 3/8                      47 1/8
                                       1997

Quarter                     High                        Low
-----------------------------------------------------------------------
First                       31 3/4                      26 13/16
Second                      37 7/16                     27 15/16
Third                       42 1/2                      35
Fourth                      45 3/4                      37 7/16
=======================================================================

    Page 61
    Exhibit (99.06)
    --------------

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE




    To the Board of Directors
    of Pitney Bowes Inc.


    Our audits of the consolidated financial statements referred to in our report dated January 21, 1999, except as to Notes 10,11,13,15 and 17 which are as of July 20, 1999, appearing on page 59 of this Current Report on Form 8-K, also included an audit of the financial statement schedule appearing on page 62 of this Current Report on Form 8-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.






    PricewaterhouseCoopers LLP

    Stamford, Connecticut
    January 21, 1999, except as to Notes 10,11,13,15 and 17 which are as of July 20, 1999

                                               PITNEY BOWES INC.

                                    SCHEDULE II - VALUATION AND QUALIFYING
                                             ACCOUNTS AND RESERVES

                                 FOR THE YEARS ENDED DECEMBER 31, 1996 TO 1998

(Dollars in thousands)

                                               Additions
                          Balance at          charged to                                   Balance
                         beginning of          costs and                                    at end
Description                 year               expenses               Deductions           of year
-----------              ------------         ----------              ----------           -------



Allowance for doubtful accounts
-------------------------------


1998                     $ 21,129              $ 9,872               $ 6,336  (1)          $ 24,665
1997                     $ 16,160              $ 9,269               $ 4,300  (1)          $ 21,129
1996                     $ 13,050              $ 9,894               $ 6,784  (1)          $ 16,160


Allowance for credit losses on finance receivables
--------------------------------------------------

1998                     $132,308              $73,142               $74,675  (1)          $130,775
1997                     $113,737              $85,628               $67,057  (1)          $132,308
1996                     $113,506              $74,785               $74,554  (1)          $113,737


Valuation allowance for mortgage servicing rights impairment
------------------------------------------------------------

1998                     $  -                   $12,102              $ 1,875              $ 10,227
1997                     $  -                   $  -                 $ -                  $ -
1996                     $  -                   $  -                 $ -                  $ -

Valuation allowance for deferred tax asset (2)
------------------------------------------

1998                     $ 41,301              $22,221               $ 2,565               $ 60,957
1997                     $ 46,601              $ 1,233               $ 6,533               $ 41,301
1996                     $ 48,693              $ 3,066               $ 5,158               $ 46,601

(1)     Principally uncollectible accounts written off.
(2)     Included in balance sheet as a liability.


Page 63
Exhibit (99.07)
--------------
                                         PITNEY BOWES INC.

                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)

(Dollars in thousands)

                                                          Years Ended December 31,
                                     --------------------------------------------------------------------------

                                       1998(2)           1997 (2)       1996 (2)          1995 (2)     1994 (2)
                                     ----------        ----------       --------          --------     --------
Income from continuing
 operations before
 income taxes.................       $  824,604          $748,425       $640,759          $587,564     $541,432
  Add:
  Interest expense............          162,092           161,867        163,173           196,436      170,996
  Portion of rents
   representative of
   the interest factor........           36,962            38,764         40,157            41,750       42,066
  Amortization of
   capitalized interest.......              973               914            914               914          914
  Minority interest in
   the income of
   subsidiary with
   fixed charges..............           12,425            11,322          8,121             5,013            -
                                     ----------          --------       --------          --------     --------

Income as adjusted............       $1,037,056          $961,292       $853,124          $831,677     $755,408
                                     ==========          ========       ========          ========     ========

Fixed charges:
  Interest expense............         $162,092          $161,867       $163,173          $196,436     $170,996
  Capitalized interest........                -                 -          1,201             2,178          733
  Portion of rents
   representative of
   the interest factor........           36,962            38,764         40,157            41,750       42,066
  Minority interest,
   excluding taxes, in
   the income of
   subsidiary with
   fixed charges..............           18,886            17,209         11,759             7,604            -
                                      ---------          --------       --------          --------     --------

                                       $217,940          $217,840       $216,290          $247,968     $213,795
                                      =========          ========       ========          ========     ========

Ratio of earning to
 fixed charges................             4.76              4.41           3.94              3.35         3.53
                                      =========          ========       ========          ========     ========


Ratio of earnings to
 fixed charges
 excluding minority
 interest.....................             5.15              4.73           4.13              3.44         3.53
                                      =========          ========       ========          ========     ========

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

(2) Amounts reclassified to reflect CPLC and AMIC as discontinued operations. Interest expense and the portion of rents representative of the interest factor of these discontinued operations have been excluded from fixed charges in the computation.

     Including these amounts in fixed charges, the ratio of earnings to fixed charges would be 4.20, 3.80, 3.47, 3.10, and 3.28 for the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively. The ratio of earnings to fixed charges excluding minority interest would be 4.48, 4.01, 3.61, 3.17 and 3.28 for the years ended December 31, 1998, 1997,
     1996, 1995, and 1994, respectively.

Page 64
Exhibit (99.08)
--------------
                                     Part I - Financial Information

Item 1. Financial Statements.
                                            Pitney Bowes Inc.
                                    Consolidated Statements of Income
                                              (Unaudited)
                                    ---------------------------------

(Dollars in thousands, except per share data)
                                                            Three Months Ended March 31,
                                                         ---------------------------------
                                                                   1999               1998
                                                         --------------     --------------
Revenue from:
  Sales..........................................         $     510,382       $    450,425
  Rentals and financing..........................               405,725            380,371
  Support services...............................               133,217            122,989
                                                         --------------     --------------

    Total revenue................................             1,049,324            953,785
                                                         --------------     --------------

Costs and expenses:
  Cost of sales..................................               296,719            275,000
  Cost of rentals and financing..................               110,933            102,621
  Selling, service and administrative............               361,028            330,982
  Research and development.......................                25,904             23,631
  Interest, net..................................                45,500             35,497
                                                         --------------     --------------

    Total costs and expenses.....................               840,084            767,731
                                                         --------------     --------------

Income from continuing operations before
  income taxes...................................               209,240            186,054
Provision for income taxes.......................                70,669             63,719
                                                         --------------     --------------
Income from continuing operations................               138,571            122,335
Discontinued operations (Note 2).................                 3,700              7,352
                                                         --------------     --------------
Net income.......................................         $     142,271       $    129,687
                                                         ==============     ==============

Basic earnings per share:
  Continuing operations..........................                $  .52             $  .43
  Discontinued operations........................                   .01                .03
                                                         --------------     --------------
  Net income.....................................                $  .53             $  .46
                                                         ==============     ==============

Diluted earnings per share:
  Continuing operations..........................                $  .51             $  .43
  Discontinued operations........................                   .01                .03
                                                         --------------     --------------
  Net income.....................................                $  .52             $  .46
                                                         ==============     ==============

Dividends declared per share of
  common stock...................................                $ .255             $ .225
                                                         ==============     ==============


Ratio of earnings to fixed charges...............                  4.40               4.60
                                                         ==============     ==============
Ratio of earnings to fixed
  charges excluding minority interest............                  4.69               5.00
                                                         ==============     ==============

See Notes, pages 67 through 70

Page 65
                                           Pitney Bowes Inc.
                                      Consolidated Balance Sheets
                                      ---------------------------

(Dollars in thousands, except share data)                             March 31,      December 31,
                                                                           1999              1998
                                                                    -----------      ------------
Assets                                                              (unaudited)
------
Current assets:
  Cash and cash equivalents.................................         $  129,687        $  125,684
  Short-term investments, at cost which
    approximates market.....................................              1,654             3,302
  Accounts receivable, less allowances:
    3/99, $25,667; 12/98, $24,665...........................            419,002           382,406
  Finance receivables, less allowances:
    3/99, $51,114; 12/98, $51,232...........................          1,543,328         1,400,786
  Inventories (Note 3)......................................            260,727           266,734
  Other current assets and prepayments......................            350,659           330,051
                                                                      ---------         ---------

    Total current assets....................................          2,705,057         2,508,963

Property, plant and equipment, net (Note 4).................            474,985           477,476
Rental equipment and related
  inventories, net (Note 4).................................            829,470           806,585
Property leased under capital
  leases, net (Note 4)......................................              3,418             3,743
Long-term finance receivables, less allowances:
  3/99, $78,816; 12/98, $79,543.............................          1,941,355         1,999,339
Investment in leveraged leases..............................            841,780           827,579
Goodwill, net of amortization:
  3/99, $49,588; 12/98, $47,514.............................            223,213           222,980
Other assets (Note 5).......................................            823,025           814,374
                                                                     ----------        ----------

Total assets................................................         $7,842,303        $7,661,039
                                                                     ==========        ==========

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
  Accounts payable and
    accrued liabilities.....................................          $ 830,084         $ 898,548
  Income taxes payable......................................            224,865           194,443
  Notes payable and current portion of
    long-term obligations...................................          1,483,599         1,259,193
  Advance billings..........................................            393,829           369,628
                                                                      ---------         ---------

    Total current liabilities...............................          2,932,377         2,721,812

Deferred taxes on income....................................            949,322           920,521
Long-term debt (Note 6).....................................          1,710,427         1,712,937
Other noncurrent liabilities................................            354,801           347,670
                                                                      ---------         ---------

    Total liabilities.......................................          5,946,927         5,702,940

Preferred stockholders' equity in a
  subsidiary company........................................            310,000           310,097

Stockholders' equity:
  Cumulative preferred stock, $50 par
    value, 4% convertible...................................                 34                34
  Cumulative preference stock, no par
    value, $2.12 convertible................................              1,976             2,031
  Common stock, $1 par value................................            323,338           323,338
  Capital in excess of par value............................             13,807            16,173
  Retained earnings.........................................          3,146,946         3,073,839
  Accumulated other comprehensive income (Note 8)...........            (88,665)          (88,217)
  Treasury stock, at cost...................................         (1,812,060)       (1,679,196)
                                                                     ----------        ----------

    Total stockholders' equity..............................          1,585,376         1,648,002
                                                                     ----------        ----------

Total liabilities and stockholders' equity..................         $7,842,303        $7,661,039
                                                                     ==========        ==========

See Notes, pages 67 through 70

                                            Pitney Bowes Inc.
                                  Consolidated Statements of Cash Flows
                                              (Unaudited)
                                  -------------------------------------


(Dollars in thousands)                                                  Three Months Ended March 31,
                                                                        ----------------------------
                                                                                1999          1998*
                                                                        ------------    ------------
Cash flows from operating activities:
  Net income...................................................          $   142,271    $   129,687
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation and amortization............................               99,418         79,916
      Increase in deferred taxes on income.....................               27,417         32,864
      Pension plan investment..................................              (67,000)             -
      Change in assets and liabilities:
        Accounts receivable....................................              (37,868)          (671)
        Net investment in internal finance receivables.........                6,962        (14,607)
        Inventories............................................                5,816          6,641
        Other current assets and prepayments...................               (1,237)        (4,534)
        Accounts payable and accrued liabilities...............                3,350         (9,999)
        Income taxes payable...................................               30,016         21,743
        Advance billings.......................................               24,243         15,590
      Other, net...............................................              (22,858)        (5,503)
                                                                         -----------    -----------

        Net cash provided by operating activities..............              210,530        251,127
                                                                         -----------    -----------

Cash flows from investing activities:
  Short-term investments.......................................                1,636        (33,314)
  Net investment in fixed assets...............................              (91,797)       (79,074)
  Net investment in external finance receivables...............             (109,472)      (214,507)
  Investment in leveraged leases...............................              (12,950)       (34,151)
  Investment in mortgage servicing rights......................               (7,380)       (86,611)
  Other investing activities...................................               (1,476)           378
                                                                         -----------    -----------

       Net cash used in investing activities...................             (221,439)      (447,279)
                                                                         -----------    -----------

Cash flows from financing activities:
  Increase (decrease) in notes payable, net....................              225,011       (258,098)
  Proceeds from long-term obligations..........................                1,633        554,123
  Principal payments on long-term obligations..................               (6,008)        (4,205)
  Proceeds from issuance of stock..............................                7,105          5,546
  Stock repurchases............................................             (142,437)       (56,452)
  Dividends paid...............................................              (69,164)       (62,941)
                                                                         -----------    -----------

        Net cash provided by financing activities..............               16,140        177,973
                                                                         -----------    -----------

Effect of exchange rate changes on cash........................               (1,228)        (1,694)
                                                                         -----------    -----------

Increase (decrease) in cash and cash equivalents...............                4,003        (19,873)

Cash and cash equivalents at beginning of period...............              125,684        137,073
                                                                         -----------    -----------

Cash and cash equivalents at end of period.....................          $   129,687    $   117,200
                                                                         ===========    ===========

Interest paid..................................................          $    54,483    $    34,869
                                                                         ===========    ===========

Income taxes paid, net.........................................          $    18,567    $    14,922
                                                                         ===========    ===========


* Certain prior year amounts have been reclassified to conform with the 1999 presentation.

See Notes, pages 67 through 70

Page 67
                                            Pitney Bowes Inc.
                               Notes to Consolidated Financial Statements
                               ------------------------------------------
Note 1:
------

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of Pitney Bowes Inc. (the company), all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the company at March 31, 1999 and December 31, 1998, and the results of its operations and cash flows for the three months ended March 31, 1999 and 1998 have been included. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. These statements should be read in conjunction with the financial statements and notes thereto included in the company's 1998 Annual Report to Stockholders on Form 10-K.

Note 2:
------

On June 30, 1999, the Company committed itself to a formal plan to dispose of Atlantic Mortgage & Investment Corporation (AMIC), a wholly owned subsidiary of the company, in a manner that maximizes long-term shareholder value.

Revenue of AMIC was $32.5 million and $23.3 million for the three months ended March 31, 1999 and 1998, respectively. Net interest expense allocated to AMIC's discontinued operations was $1.8 million and $1.6 million for the three months ended March 31, 1999 and 1998, respectively. Interest has been allocated based on AMIC's net intercompany borrowing levels with Pitney Bowes Credit Corporation
(PBCC), a wholly owned subsidiary of the company, charged at PBCC's weighted average borrowing rate, offset by the interest savings PBCC realizes due to borrowings against AMIC's escrow deposits as opposed to regular commercial paper borrowings.

On October 30, 1998, Colonial Pacific Leasing Corporation (CPLC), a wholly-owned subsidiary of the company, transferred the operations, employees and substantially all assets related to its broker-oriented external financing business to General Electric Capital Corporation (GECC), a subsidiary of the General Electric Company. The company received approximately $790 million at closing, which approximates the book value of the net assets sold or otherwise disposed of and related transaction costs. The transaction is subject to post-closing adjustments pursuant to the terms of the purchase agreement with GECC entered into on October 12, 1998. The company does not expect the effect of any adjustments to be significant.

Revenue of CPLC was $34.5 million for the three months ended March 31, 1998. Income from discontinued operations includes allocated interest expense of $10.5 million for the three months ended March 31, 1998. Interest expense has been allocated based on CPLC's intercompany borrowing levels with PBCC, charged at PBCC's weighted average borrowing rate.

Operating results of AMIC and CPLC have been segregated and reported as discontinued operations in the Consolidated Statements of Income. Prior year results have been reclassified to conform to the current year presentation. Net assets of discontinued operations have not been separately classified in the Consolidated Balance Sheet at March 31, 1999. Cash flow impacts of discontinued operations have not been segregated in the Consolidated Statements of Cash Flows. Details of income from discontinued operations, net of taxes, are as follows (in thousands of dollars):

                                                   Three Months Ended March 31,
                                                   ---------------------------
                                                      1999                1998
                                                   -------             -------

 AMIC........................................      $ 3,700             $ 4,599
 CPLC........................................            -               2,753
                                                   -------             -------

 Income from discontinued operations.........      $ 3,700             $ 7,352
                                                   =======             =======

Note 3:
-------

Inventories are comprised of the following:

(Dollars in thousands)                           March 31,        December 31,
                                                      1999                1998
                                                 ---------        ------------
Raw materials and work in process............    $  42,985        $     54,001
Supplies and service parts...................      105,276             106,864
Finished products............................      112,466             105,869
                                                 ---------        ------------

Total........................................    $ 260,727        $    266,734
                                                 =========        ============


Note 4:
------

Fixed assets are comprised of the following:

(Dollars in thousands)                            March 31,       December 31,
                                                       1999               1998
                                                 ----------       ------------
Property, plant and equipment................... $1,160,064         $1,153,573
Accumulated depreciation........................   (685,079)          (676,097)
                                                 ----------       ------------

Property, plant and equipment, net..............   $474,985          $ 477,476
                                                 ==========       ============

Rental equipment and related inventories........ $1,727,337         $1,706,995
Accumulated depreciation........................   (897,867)          (900,410)
                                                 ----------       ------------

Rental equipment and related inventories, net... $  829,470         $  806,585
                                                 ==========       ============

Property leased under capital leases............ $   18,862         $   19,430
Accumulated amortization........................    (15,444)           (15,687)
                                                 ----------       ------------

Property leased under capital leases, net....... $    3,418         $    3,743
                                                 ==========       ============

Note 5:
------

The cost of rights to service mortgage loans, whether those servicing rights are originated or purchased, are capitalized and included in other assets in the Consolidated Balance Sheets. These costs are amortized in proportion to and over the period of estimated net servicing income. The company assesses impairment of Mortgage Servicing Rights (MSRs) based on the fair value of those rights. The company estimates the fair value of MSRs based on estimated future net servicing income, using a valuation model which considers such factors as market discount rates, consensus loan prepayment predictions, servicing costs and other economic factors. For purposes of impairment valuation, the company stratifies MSRs based on predominant risk characteristics of the underlying loans, including loan type, amortization type (fixed or adjustable) and note rate. To the extent that the carrying value of MSRs exceeds the fair value by individual stratum, a valuation reserve is established, which is adjusted as the value of MSRs increases or decreases. Based on an evaluation performed as of March 31, 1999, no additional impairment was recognized in the company's MSRs portfolio.

Note 6:
------

In April 1999, the company issued notes amounting to $200 million from its shelf registration filed with the SEC in April 1998. These unsecured notes bear annual interest at 5.5% and mature in April 2004. The net proceeds from these notes are being used for general corporate purposes, including the repayment of commercial paper.

The company has a medium-term note facility which was established as part of the company's shelf registrations, which currently permits issuance of up to $300 million in debt securities with a minimum maturity of nine months.

Pitney Bowes Credit Corporation (PBCC), a wholly owned subsidiary of the company, has $750 million of unissued debt securities available from a shelf registration statement filed with the SEC in July 1998.

Note 7:
------

A reconciliation of the basic and diluted earnings per share computations for income from continuing operations for the three months ended March 31, 1999 and 1998 is as follows (in thousands, except per share data):

                                             1999                                1998
                                --------------------------------   ---------------------------------

                                                           Per                                 Per
                                  Income      Shares      Share     Income       Shares       Share
   -------------------------------------------------------------   ---------------------------------

   Income from
     continuing operations        $138,571                         $ 122,335

   Less:
    Preferred stock
     dividends                           -                                 -
    Preference stock
     dividends                         (39)                              (42)
   -------------------------------------------------------------   ---------------------------------
   Basic earnings per
    share                         $138,532    269,789     $ .52    $ 122,293     279,408      $ .43
   -------------------------------------------------------------   ---------------------------------

   Effect of dilutive
    securities:
   Preferred stock                       -         17                      -          17
   Preference stock                     39      1,179                     42       1,292
   Stock options                                3,533                              2,718
   Other                                          444                                436
   -------------------------------------------------------------   ---------------------------------
   Diluted earnings per
    share                         $138,571    274,962     $ .51    $ 122,335     283,871      $ .43
   =============================================================   =================================


Note 8:
------

Comprehensive income for the three months ended March 31, 1999 and 1998 was as follows:

(Dollars in thousands)

                                                        1999             1998
                                                    --------         --------

   Net income..................................     $142,271         $129,687
   Other comprehensive income:
   Foreign currency translation adjustments....         (448)         (10,039)
                                                    --------         --------

   Comprehensive income........................     $141,823         $119,648
                                                    ========         ========

Note 9:
------

Revenue and operating profit by business segment for the three months ended March 31, 1999 and 1998 were as follows:

(Dollars in thousands)                                      1999          1998
                                                     -----------     ---------

Revenue:
   Mailing and Integrated Logistics................  $   698,629     $ 626,240
   Office Solutions................................      314,580       291,182
   Capital Services................................       36,115        36,363
                                                     -----------     ---------

Total revenue                                        $ 1,049,324     $ 953,785
                                                     ===========     =========


Operating Profit:
   Mailing and Integrated Logistics................  $   174,385     $ 144,407
   Office Solutions................................       58,545        52,459
   Capital Services................................        8,182         8,345
                                                     -----------     ---------

Total operating profit.............................  $   241,112     $ 205,211

Unallocated amounts:
   Net interest (corporate interest expense,
    net of intercompany transactions)..............      (10,761)       (1,284)
   Corporate expense...............................      (21,111)      (17,873)
                                                      ----------      --------

Income from continuing operations before
 income taxes......................................  $   209,240     $ 186,054
                                                     ===========     =========

Note 10:
-------

In June 1998 Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 (January 1, 2000 for the company) and requires that an entity recognize all derivative instruments as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Changes in the fair value of those instruments will be reflected as gains or losses. The accounting for the gains and losses depends on the intended use of the derivative and the resulting designation. The company is currently evaluating the impact of this statement.

Page 71
Exhibit (99.09)
--------------

Item 2.   Management's Discussion and Analysis of Financial
                 Condition and Results of Operations
          -------------------------------------------------


Results of Continuing Operations - first quarter of 1999 vs. first quarter of
-----------------------------------------------------------------------------
1998
----

Revenue increased 10 percent in the first quarter of 1999 to $1,049.3 million compared with $953.8 million in the first quarter of 1998. Revenue for the first quarter of 1999 includes $10 million from the sale of PROM (memory) chips and scale charts associated with the United States Postal Service rate increase. Income from continuing operations increased 13 percent to $138.6 million from $122.3 million for the same period in 1998. Diluted earnings per share from continuing operations grew to 51 cents, a 16.9 percent increase from the first quarter of 1998.

First quarter 1999 revenue included $510.4 million from sales, up 13 percent from $450.4 million in the first quarter of 1998; $405.7 million from rentals and financing, up seven percent from $380.4 million; and $133.2 million from support services, up eight percent from $123.0 million.

The Mailing and Integrated Logistics Segment includes revenues and related expenses from the rental, sale and financing of mailing and shipping equipment, related supplies and service, and software. During the first quarter of 1999, revenue grew 12 percent and operating profit increased 21 percent, which included significant improvements in operating profit from international operations. Excluding the sales of memory chips and scale charts related to the U.S. postal rate increase, revenue grew 10 percent.

The Office Solutions Segment includes Pitney Bowes Office Systems and Pitney Bowes Management Services. During the first quarter of 1999, revenue grew eight percent and operating profit increased 12 percent.

Pitney Bowes Management Services' revenue grew nine percent as the company pursued its strategy of disciplined, profitable expansion, while providing superior customer service. These efforts, in conjunction with improved operating efficiencies, continued to drive operating profit growth at a faster pace than revenue growth.

The Capital Services Segment includes primarily asset- and fee-based income generated by large ticket external assets. During the quarter, revenue decreased by one percent and operating profit decreased two percent. The anticipated revenue and operating profit declines relative to first quarter 1998 are consistent with the company's previously announced strategy to shift from asset-based income by lowering the asset base and concentrating on fee-based income opportunities.

Cost of sales decreased to 58.1 percent of sales revenue in the first quarter of 1999 compared with 61.1 percent in the first quarter of 1998. This was due primarily to higher PROM revenue and increased sales of higher margin products at U.S. Mailing Systems.

Cost of rentals and financing increased to 27.3 percent of related revenues in the first quarter of 1999 compared with 27.0 percent in the first quarter of 1998. This was due mainly to higher depreciation expense from increased placements of digital and electronic meters.

Selling, service and administrative expenses were 34.4 percent of revenue in the first quarter of 1999 compared with 34.7 percent in the first quarter of 1998. This improvement was due primarily to the company's continued emphasis on controlling operating expenses.

Research and development expenses increased 9.6 percent to $25.9 million in the first quarter of 1999 compared with $23.6 million in 1998. The increase reflects the company's continued commitment to developing new technologies for its digital meters and other mailing and software products.

Net interest expense increased to $45.5 million in the first quarter of 1999 from $35.5 million in the first quarter of 1998. The increase is due mainly to increased debt to fund the share repurchase program.

The effective tax rate for the first quarter of 1999 was 33.8 percent compared with 34.2 percent in the first quarter of 1998.

Income from continuing operations and diluted earnings per share from continuing operations increased 13.3 percent and 16.9 percent, respectively, compared to the first quarter of 1998 due to the factors discussed above. The reason for the increase in diluted earnings per share outpacing the increase in income from continuing operations was the company's share repurchase program.

Discontinued Operations
-----------------------

On June 30, 1999, the company committed itself to a formal plan to dispose of Atlantic Mortgage and Investment Corporation (AMIC), a wholly owned subsidiary of the company, in a manner that maximizes long-term shareholder value. Operating results of AMIC have been segregated and reported as discontinued operations in the Consolidated Statements of Income for the three months ended March 31, 1999. Prior year results have been reclassified to conform to the current year presentation.

On October 30, 1998, Pitney Bowes Inc. (the company) sold its broker-oriented small-ticket leasing business to General Electric Capital Corporation (GECC), a subsidiary of General Electric Company. As part of the sale, the operations, employees and substantially all the assets of Colonial Pacific Leasing Corporation (CPLC) were transferred to GECC. The company received approximately $790 million at closing, which approximates the book value of the net assets sold or otherwise disposed of and related transaction costs. The transaction is subject to post-closing adjustments. The company does not expect the effect of any adjustments to be significant. Operating results of CPLC have been reported separately as discontinued operations in the Consolidated Statements of Income.

New Pronouncements
------------------

In June 1998 Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 (January 1, 2000 for the company) and requires that an entity recognize all derivative instruments as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Changes in the fair value of those instruments will be reflected as gains or losses. The accounting for the gains and losses depends on the intended use of the derivative and the resulting designation. The company is currently evaluating the impact of this statement.


Liquidity and Capital Resources
-------------------------------

The ratio of current assets to current liabilities of .92 to 1 at March 31, 1999 remained the same as at December 31, 1998.

In April 1999, the company issued notes amounting to $200 million from its shelf registration filed with the SEC in April 1998. These unsecured notes bear annual interest at 5.5% and mature in April 2004. The net proceeds from these notes are being used for general corporate purposes, including the repayment of commercial paper.

The company has a medium-term note facility which was established as part of the company's shelf registrations, which currently permits issuance of up to $300 million in debt securities with a minimum maturity of nine months.

Pitney Bowes Credit Corporation (PBCC), a wholly owned subsidiary of the company, has $750 million of unissued debt securities available from a shelf registration statement filed with the SEC in July 1998.

The company believes that its financing needs for the next 12 months can be met with cash generated internally, money from existing credit agreements, debt issued under new and existing shelf registration statements and existing commercial and medium-term note programs.

The ratio of total debt to total debt and stockholders' equity including the preferred stockholders' equity in a subsidiary company in total debt was 68.9 percent at March 31, 1999 compared with 66.6 percent at December 31, 1998. Book value per common share decreased to $5.90 at March 31, 1999 from $6.09 at December 31, 1998 driven primarily by the repurchase of common shares. During the quarter ended March 31, 1999, the company repurchased approximately 2.2 million common shares for $142.4 million.

To control the impact of interest rate swings on its business, the company uses a balanced mix of debt maturities, variable and fixed rate debt and interest rate swap agreements. The company enters into interest rate swap agreements, primarily through its financial services business. Swap agreements are used to fix or obtain lower interest rates on commercial loans than the company would otherwise have been able to get without the swap.

Year 2000
---------

In 1997, the company established a formal worldwide program to identify and resolve the impact of the Year 2000 date processing issue on the company's business systems, products and supporting infrastructure. This includes a comprehensive review of the company's information technology (IT) and non-IT systems, software, and embedded processors. The program structure has strong executive sponsorship and consists of a Year 2000 steering committee of senior business and technology management, a Year 2000 program office of full-time project management, and subject matter experts and dedicated business unit project teams. The company has also engaged independent consultants to perform periodic program reviews and assist in systems assessment and test plan development.

The program encompasses the following phases: an inventory of affected technology and critical third party suppliers, an assessment of Year 2000 readiness, resolution, unit and integrated testing and contingency planning. The company completed its worldwide inventory and assessment of all business systems, products, and supporting infrastructure. Required modifications were substantially completed, tested and moved to production by year-end 1998. Final system integration testing is underway and expected to be complete by mid-1999.

As part of ongoing product development efforts, the company's recently introduced products are Year 2000 compliant. Over 95 percent of our installed product base, including all postage meters and copier and facsimile systems, are already Year 2000 compliant. For products not compliant, upgrades or replacements are available. Detailed product compliance information is available on the company's Web site (www.pitneybowes.com/year2000).

The company relies on third parties for many systems, products and services. The company could be adversely impacted if third parties do not make necessary changes to their own systems and products successfully and in a timely manner. We have established a formal process to identify, assess and monitor the year 2000 readiness of critical third parties. This process includes regular meetings with critical suppliers, including telecommunication carriers and utilities, as well as business partners, including postal authorities. Although there are no known problems at this time, the company is unable to predict with certainty whether such third parties will be able to address their Year 2000 problems on a timely basis.

The company estimates the total cost of the worldwide program from inception in 1997 through the Year 2000 to be approximately $38 million to $42 million, of which approximately $25 million was incurred through March 31, 1999. These costs, which are funded through the company's cash flows, include both internal labor costs as well as consulting and other external costs. These costs are incorporated in the company's budgets and are being expensed as incurred.

The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the company's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from uncertainty about the Year 2000 readiness of third parties, the company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the company's results of operations, liquidity or financial condition. However, the company continues to evaluate its Year 2000 risks and is finalizing contingency plans to mitigate the impact of any potential Year 2000 disruptions. We expect to complete our contingency plans by the second quarter of 1999.

Capital Investments
-------------------

In the first quarter of 1999, net investments in fixed assets included $22.1 million in net additions to property, plant and equipment and $69.7 million in net additions to rental equipment and related inventories compared with $22.3 million and $56.8 million, respectively, in the same period in 1998. These additions include expenditures for normal plant and manufacturing equipment. In the case of rental equipment, the additions included the production of postage meters and the purchase of facsimile and copier equipment for both new placements and upgrade programs.

At March 31, 1999, commitments for the acquisition of property, plant and equipment reflected plant and manufacturing equipment improvements as well as rental equipment for new and replacement programs.

Regulatory Matters
------------------

In May 1996, the United States Postal Service (U.S.P.S.) issued a proposed schedule for the phaseout of mechanical meters in the U.S. In accordance with the schedule, the company voluntarily halted new placements of mechanical meters in the U.S. as of June 1, 1996.

As a result of the company's aggressive efforts to meet the U.S.P.S. mechanical meter migration schedule combined with the company's ongoing and continuing investment in advanced postage evidencing technologies, mechanical meters represent approximately 5% of the company's installed U.S. meter base at March 31, 1999, compared with approximately 10% at December 31, 1998. At March 31, 1999, approximately 95% of the company's installed U.S. meter base was electronic or digital, as compared to 90% at December 31, 1998 and 78% at March 31, 1998. The company continues to work in close cooperation with the U.S.P.S., to convert those mechanical meter customers who have not migrated to digital or electronic meters by the applicable U.S.P.S. deadline.

In May 1995, the U.S.P.S. publicly announced its concept of its Information Based Indicia Program (IBIP), the purpose of which was to develop a new standard for future digital postage evidencing devices.

In July 1996, the U.S.P.S. published for public comment draft specifications for the Indicum, Postal Security Device and Host specifications. The company submitted extensive comments to these specifications. In March 1997, the U.S.P.S. published for public comment the Vendor Infrastructure specification.

In August 1998, the U.S.P.S.  published for public  comment a  consolidated  and revised set of IBIP specifications entitled "Performance Criteria for Information Based Indicia and Security Architecture for IBI Postage Metering Systems" (the IBI Performance Criteria). The IBI Performance Criteria consolidated the four aforementioned IBIP specifications and incorporated many of the comments previously submitted by the company. The company submitted comments to the IBI Performance Criteria on November 30, 1998.

As of March 31, 1999, the company is in the process of finalizing the development of a PC product which satisfies the proposed IBI Performance Criteria. This product is currently undergoing phase II beta testing and is expected to be ready for market upon final approval from the U.S.P.S.

Forward-looking Statements
--------------------------

The company wants to caution readers that any forward-looking statements (those which talk about the company's or management's current expectations as to the future) in this Form 8-K or made by the company management involve risks and uncertainties which may change based on various important factors. Some of the factors which could cause future financial performance to differ materially from the expectations as expressed in any forward-looking statement made by or on behalf of the company include:

o   changes in postal regulations
o   timely development and acceptance of new products
o success in gaining product approval in new markets where regulatory approval is required
o   successful  entry into new  markets
o mailers' utilization of alternative means of communication or competitors' products
o   the company's success at  managing  customer  credit  risk
o   changes in  interest  rates
o the impact of the Year 2000 issue, including the effects of third parties' inabilities to address the Year 2000 problem as well as the company's own readiness

Page 76
Exhibit (99.10)
--------------

                                           Pitney Bowes Inc.
                         Computation of Ratio of Earnings to Fixed Charges (1)

(Dollars in thousands)
                                                             Three Months Ended March 31,
                                                            -------------------------------
                                                            1999 (2)               1998 (2)
                                                            --------              ---------
Income from continuing operations before income
taxes.........................................              $209,240               $186,054

Add:
  Interest expense............................                46,059                 36,508
  Portion of rents
    representative of the
    interest factor...........................                10,782                 10,115
  Amortization of capitalized
    interest..................................                   243                    243
  Minority interest
    in the income of
    subsidiary with
    fixed charges.............................                 2,873                  3,059
                                                           ---------               --------

Income as adjusted............................             $ 269,197               $235,979
                                                           =========               ========

Fixed charges:
  Interest expense............................              $ 46,059               $ 36,508
  Portion of rents
    representative of the
    interest factor...........................                10,782                 10,115
  Minority interest, excluding
    taxes, in the income of
    subsidiary with fixed
    charges...................................                 4,338                  4,652
                                                            --------               --------

Total fixed charges..........................               $ 61,179               $ 51,275
                                                            ========               ========

Ratio of earnings to fixed
  charges.....................................                  4.40                   4.60
                                                            ========               ========

Ratio of earnings to fixed
    charges excluding minority
    interest..................................                  4.69                   5.00
                                                           =========               ========

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

(2) Amounts reclassified to reflect CPLC and AMIC as discontinued operations. Interest expense and the portion of rents representative of the interest factor of these discontinued operations have been excluded from fixed charges in the computation.

     Including these amounts in fixed charges, the ratio of earnings to fixed charges would be 4.28 and 3.94 for the three months ended March 31, 1999 and 1998, respectively. The ratio of earnings to fixed charges excluding minority interest would be 4.55 and 4.20 for the three months ended March 31, 1999 and 1998, respectively.